Filed Pursuant to Rule 424(b)(5)
Registration No. 333-288084

The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell these securities, nor does it solicit offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED June 16, 2025.

Preliminary Prospectus Supplement

(to Prospectus dated June 16, 2025)

14,000,000 Shares

MakeMyTrip Limited

ORDINARY SHARES

We are offering 14,000,000 ordinary shares, par value $0.0005 per share in this offering. Our ordinary shares are listed on the Nasdaq Global Market under the symbol “MMYT.”. We will receive all of the net proceeds from this offering.

Concurrently with this offering, we are offering, US$1.25 billion aggregate principal amount of convertible senior notes, plus up to US$187.5 million aggregate principal amount of our convertible senior notes if the initial purchasers in the convertible notes offering exercise in full their option to purchase additional convertible senior notes, which we refer to as the Concurrent Notes Offering. The convertible senior notes are being concurrently offered in a separate offering in reliance on Rule 144A under the Securities Act of 1933, as amended, or the Securities Act, to persons reasonably believed to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act). Neither this prospectus supplement nor the accompanying prospectus is an offer to sell, or a solicitation of an offer to buy, any securities being offered in the Concurrent Notes Offering.

The completion of the offering hereunder is contingent upon the completion of the Concurrent Notes Offering, and the completion of the Concurrent Notes Offering is contingent upon the completion of the offering hereunder.

Our outstanding share capital consists of ordinary shares and Class B convertible ordinary shares, or Class B Shares. Generally, Class B Shares have the same rights and preferences as the ordinary shares except as specifically set forth in the Terms of Issue governing the Class B Shares, or the Terms of Issue. Except as otherwise required by law, the Terms of Issue or our Constitution, our ordinary shares and Class B Shares vote together as a single class on all matters on which our shareholders are entitled to vote. See “Description of Share Capital” in the accompanying prospectus.

Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page S-17 of this prospectus supplement and page 6 to the accompanying prospectus to read about the risks you should consider before purchasing our ordinary shares. You should read this prospectus supplement and the accompanying prospectus, together with the documents we incorporate by reference, before you invest in our ordinary shares.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE US$  PER SHARE

	Per Share	Total
Public offering price	US$	US$
Underwriting discounts and commissions	US$	US$
Proceeds to us (before expenses)	US$	US$

We have granted the underwriters the option, exercisable in whole or from time to time in part, to purchase additional 2,100,000 ordinary shares, representing an aggregate total public offering price of approximately US$     million from us at the public offering price, less underwriting discounts and commissions, within 13 days of the date of this prospectus supplement.

The underwriters expect to deliver the ordinary shares against payment in New York on or about     , 2025 (such settlement being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the ordinary shares more than one business day prior to     , 2025 will be required, by virtue of the fact that the ordinary shares settle on T+2 to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the ordinary shares who wish to trade the ordinary shares during such period should consult their advisors..

Joint Book-Running Managers

Morgan Stanley	J.P. Morgan

Prospectus supplement dated     , 2025

PROSPECTUS SUPPLEMENT

PROSPECTUS

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf registration process, from time to time, we may sell any combination of the securities described in the accompanying prospectus in one or more offerings, subject in certain cases to the receipt of regulatory approval. This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of our ordinary shares and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part consists of the accompanying prospectus, which gives more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not be applicable to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Unless we indicate otherwise, references in this prospectus supplement to “we”, “us”, “our”, “our company” or “our group” are to MakeMyTrip Limited and its subsidiaries collectively, and references to “our holding company” are to MakeMyTrip Limited on a standalone basis.

In this prospectus supplement, references to “US”, “U.S.”, “the United States” or “USA” are to the United States of America, its territories and its possessions, references to “India” are to the Republic of India, references to “Colombia” are to the Republic of Colombia, references to “GCC” are to the Gulf Cooperation Council, references to “Indonesia” are to the Republic of Indonesia, references to “Malaysia” are to the Federation of Malaysia, references to “Mauritius” are to the Republic of Mauritius, references to “Peru” are to the Republic of Peru, references to “Vietnam” are to the Socialist Republic of Vietnam, references to “Cambodia” are to the Kingdom of Cambodia, references to “Singapore” are to the Republic of Singapore, references to “Thailand” are to the Kingdom of Thailand and references to “UAE” are to the United Arab Emirates. References to “$”, “dollars” or “US dollars” are to the legal currency of the United States, references to “Rs.,” “Rupees”, “INR” or “Indian Rupees” are to the legal currency of India, references to “€” are to the Euro and references to “Emirati Dirhams” are to the legal currency of the UAE.

References to “2028 Notes” are to our outstanding $230.0 million in aggregate principal amount of 0.00% convertible senior notes due 2028. Reference to “Trip.com” are to Trip.com Group Limited.

In this prospectus supplement, references to a particular “fiscal year” or “financial year” are to our fiscal year ended March 31 of that year. Our fiscal quarters end on June 30, September 30, December 31 and March 31. References to a year other than a “fiscal” year are to the calendar year ended December 31.

In this prospectus supplement, we refer to information regarding the travel service industry and our competitors from market research reports, analyst reports and other publicly available sources, including the Directorate General of Civil Aviation, the Indian governmental regulatory body for civil aviation, or the DGCA; the Telecom Regulatory Authority of India, or TRAI; the Government of India Press Information Bureau, or PIB; and the Reserve Bank of India, or RBI.

We conduct our business principally through wholly-owned our Indian subsidiaries, MakeMyTrip (India) Private Limited, or MMT India, and redBus India Private Limited, or redBus India. On February 1, 2023, we completed the transfer of our Goibibo business from ibibo Group Private Limited, or ibibo India, to MMT India pursuant to a scheme of arrangement between our wholly-owned Indian subsidiaries, MMT India and ibibo India. Our redBus business was retained by ibibo India and ibibo India was subsequently renamed redBus India. References to “MakeMyTrip”, “Goibibo” and “redBus” in this prospectus supplement refer to our MakeMyTrip, Goibibo and redBus brands and platforms, respectively.

Our other key operating subsidiaries include:

•	Bitla Software Private Limited, or Bitla;

•	Book My Forex Private Limited, or Book My Forex;

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•	ITC Bangkok Co., Ltd., Thailand, the main operating entity of the group of companies known as the ITC Group;

•	Luxury Tours & Travel Pte. Ltd., Singapore, or Luxury Tours;

•	MakeMyTrip Inc., or MMT USA;

•	MakeMyTrip Travel & Tourism L.L.C, or MMT UAE;

•	Quest 2 Travel.com India Private Limited, or Quest 2 Travel;

•	Savaari Car Rentals Private Limited, or Savaari;

•	Simplotel Technologies Private Limited, or Simplotel; and

•	TripMoney Fintech Solutions Private Limited, or TripMoney.

Unless specifically indicated otherwise or unless the context otherwise requires, all references to our ordinary shares exclude ordinary shares (i) issuable upon conversion of the convertible senior notes that may be offered in the Concurrent Notes Offering, and (ii) issuable upon conversion of outstanding 2028 Notes.

We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.

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INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference in this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended March 31, 2025, filed with the SEC on June 16, 2025, or the 2025 Annual Report;

•

any future annual reports on Form 20-F that we file with the SEC after the date of this prospectus supplement and prior to the termination of the offering of the securities offered by this prospectus supplement;

•

any future current reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement that are identified in such reports as being incorporated by reference in this prospectus supplement; and

•

the description of our ordinary shares contained in our registration statement on Form 8-A (File No. 001-34837) filed with the Securities and Exchange Commission on July 30, 2010, including any amendments and reports subsequently filed for the purpose of updating that description.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus supplement, except as so modified or superseded.

Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

MakeMyTrip Limited

19th Floor, Building No. 5

DLF Cyber City

Gurugram, India, 122002

(91-124) 439-5000

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements that relate to our current expectations and views of future events. These forward looking statements are made under the “safe harbor” provision under Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in “Risk Factors” included in documents we file from time to time with the SEC, including our annual report on Form 20-F for the fiscal year ended March 31, 2025 (incorporated by reference herein). In some cases, these forward-looking statements can be identified by words or phrases such as “aim”, “anticipate”, “believe”, “continue”, “estimate”, “expect”, “is/are likely to”, “intend”, “may”, “potential”, “plan”, “project”, “should”, “seek”, “will”, or other similar expressions.

These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, without limitation, the risk factors set forth under the heading “Risk Factors” included in the applicable prospectus supplement or under similar headings in other documents which are incorporated by reference in this prospectus supplement. You should not place undue reliance on these forward-looking statements.

In addition, any projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Item 3. Key Information—D. Risk Factors” in our 2025 Annual Report. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus supplement and the documents incorporated by reference relate only to events or information as of the date on which the statements are made in this prospectus supplement or the date of the incorporated document, as applicable. Our actual results, performance, or achievement may differ materially from those expressed in, or implied by, these forward-looking statements. Accordingly, we can give no assurances that any of the events anticipated by these forward-looking statements will transpire or occur or, if any of the foregoing factors or other risks and uncertainties described elsewhere in this prospectus supplement and the documents incorporated by reference were to occur, what impact they would have on these forward-looking statements, including our results of operations or financial condition. In view of these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements.

Other sections of our 2025 Annual Report include additional factors that could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Except as required by law, we undertake no obligation to update or revise publicly any forwardlooking statement, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

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You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any other offering materials we file with the United States Securities and Exchange Commission, or the SEC. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on such different or inconsistent information. Neither we nor the underwriters are making an offer of the ordinary shares in any jurisdiction where such offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any other offering material is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or the underwriters to subscribe for and purchase, any of the ordinary shares and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before investing in the ordinary shares. You should read the entire prospectus supplement carefully, including the section titled “Risk Factors” of this prospectus supplement and under “Item 3. Key Information — D. Risk Factors” in our 2025 Annual Report and the financial statements and the notes thereto of our company, which are incorporated by reference in this prospectus supplement, and the other financial information appearing elsewhere or incorporated by reference in this prospectus supplement.

Business Overview

We commenced operations in 2000 with a focus on the non-resident Indian market in the United States, primarily servicing demand for United States to India air tickets. We started our Indian business with the launch of our Indian MakeMyTrip website in September 2005. We primarily target Indian leisure and corporate travelers for our services and travel products who prefer to make their own travel arrangements through our online and offline sales channels. We are a leading travel service provider in India. Through our primary websites, www.makemytrip.com, www.goibibo.com and www.redbus.in, and our mobile applications, travelers can research, plan and book a wide range of travel services and products in India as well as overseas. Our services and products include air ticketing, hotels and packages, bus tickets, rail tickets, car hire, activities and experiences and ancillary travel requirements such as facilitating access to third-party travel and other insurance products, foreign currency exchange services and visa-related products and services.

As of March 31, 2025, approximately 87,000 properties in India, including alternative accommodation properties, were available to our customers for booking through our platform. In addition, customers could book over 1.2 million hotels and properties outside India, as well as tickets from Indian Railways and over 5,950 bus operators, including several major bus operators in India, Malaysia, Singapore, Indonesia, Cambodia, Vietnam, Peru and Colombia, through our platforms as of March 31, 2025.

We have invested significant capital in our infrastructure and in sales and marketing efforts to build our brand, acquire customers and gain recognition, and recorded net losses for each of our fiscal years except for fiscal years 2011, 2012, 2024 and 2025. We recorded net losses of $(11.2) million in fiscal year 2023. In fiscal year 2024, we recorded a net profit of $216.7 million which includes a credit of $126.1 million on recognition of deferred tax assets and a gain of $30.6 million due to the change in carrying value of our 2028 Notes. In fiscal year 2025, the robust travel demand in India for both domestic and international outbound travel led to a net profit of $95.3 million.

Air ticketing – Flight segments, Hotels and packages – Room nights and Bus ticketing – Bus tickets booked through our platform were 43.9 million, 26.1 million and 73.0 million, respectively, in fiscal year 2023, 51.1 million, 31.1 million and 86.8 million, respectively, in fiscal year 2024 and 58.7 million, 37.0 million and 106.5 million, respectively, in fiscal year 2025. Our gross bookings were $6.6 billion, $8.0 billion and $9.8 billion in fiscal years 2023, 2024 and 2025, respectively.

We have built advanced and secure technology platforms, which integrate our sales, customer service and fulfillment operations. Our technology platforms are scalable and can be upgraded to handle increased traffic and complexity of products with limited additional investment such as high traffic generated by promotional rates offered simultaneously by multiple travel operators. In order to meet the requirements of the growing Indian middle-class travel market, we also utilize other technology-enhanced distribution channels, including call centers in India, as well as our travel agents’ network in India.

We have made selective acquisitions in the past to grow our business, enhance our hotel inventory in popular travel destinations for our user base and to gain access to technology. In January 2017, we acquired Goibibo, a hotel and travel package booking platform focused on the Indian consumer travel market and redBus, a leading online bus ticketing platform with a presence across India and in select countries overseas.

We believe the strength of our brands, quality of our services, user-friendliness of our website experience, focus on our customers and efficacy of our marketing programs have enabled us to capture a significant share of the domestic air travel market in India, while increasing online penetration of the primarily-offline international air and hotel and packages market in India. Our MakeMyTrip brand has won a number of awards in the past three fiscal years, including:

Awards	Brand	Year
IAMAI - Best user experience in an application	MakeMyTrip	2025
The Economic Times - MICE Travel agency of the year - Domestic Travel	MakeMyTrip	2024
LinkedIn - Top Companies 2024 (<5k employees)	MakeMyTrip	2024
The Economic Times (Travel and Tourism Awards) - Excellence in use of PR	MakeMyTrip	2024
ETCIO Awards - Digital Enterprise of the Industry (Digital Native Category)	MakeMyTrip	2024
Avtar – The Power of Diversity – 100 Best Companies for Women	MakeMyTrip	2024
The Economic Times – Future Ready Organization	MakeMyTrip	2024
Annual CX Excellence Awards - Best Customer Experience Transformation Award	MakeMyTrip	2023
Sustainability100+ Award – Climate Action	MakeMyTrip	2023
The Economic Times - Best Online Travel Marketplace - B2C	MakeMyTrip	2023
The Economic Times - MICE Travel Agency of the year – Domestic Travel	MakeMyTrip	2023
The Economic Times (Travel and Tourism Awards) - Best Domestic Tour Operator	MakeMyTrip	2023

Our Strengths

We have the following competitive strengths:

A Leading Travel Service Provider in India with Well-Recognized Brands. Since commencing our travel business in India in 2005, we have become a leading company in the Indian travel market for air ticketing, hotels and packages and bus ticketing bookings. In fiscal year 2023, 43.9 million flight segments for air ticketing, 26.1 million room nights for hotels and packages and 73.0 million travelled tickets for bus ticketing were booked through us. In fiscal year 2024, 51.1 million flight segments for air ticketing, 31.1 million room nights for hotels and packages and 86.8 million travelled tickets for bus ticketing were booked through us. In fiscal year 2025, 58.7 million flight segments for air ticketing, 37.0 million room nights for hotels and packages and 106.5 million travelled tickets for bus ticketing were booked through us. Based on data from the DGCA, we estimate that nearly one in three domestic air passengers in India booked their air ticket through our company in fiscal year 2025.

The travel and hospitality industry has made significant and continuous progress in last decade. Businesses are now increasingly driven by technology with the aim of providing better customer service and increasing efficiencies. Over the years, we have used technology to automate our processes, make our offerings more customer-friendly and improve overall user experience.

We believe that MakeMyTrip, Goibibo and redBus brands are well-recognized in the Indian travel industry. We have invested in developing and promoting our MakeMyTrip brand since our inception, using a combination of traditional channels such as print, radio and television, mass media campaigns, as well as search engine marketing and other innovative digital marketing tools, such as outreach through Facebook, Instagram, YouTube, LinkedIn, X (formerly twitter) and other social media websites, viral marketing and online display banners, to broaden our reach to travelers in India and overseas. We expect to continue to invest in our MakeMyTrip, Goibibo and redBus brands. We also believe that our brand strength is responsible for allowing us to source a significant portion of our traffic from non-paid sources such as search engine results and direct traffic, as opposed to paid results, such as search engine marketing. We believe that our reputation and market position have also provided us with the ability to negotiate competitive rates when contracting with airlines, hotels and other suppliers.

We believe that as the leading travel service provider in India, we are well-positioned to succeed as consumers’ destination of choice for fast, easily searchable and more transparent travel research and shopping. As our market share grows, we are increasingly able to leverage deep knowledge of the travel industry and consumer trends and preferences to further personalize our travel offerings and drive higher customer conversion. Additionally, we are able to provide better pricing through scale and by bundling multiple travel products together in a single offer.

Comprehensive Selection of Service and Product Offerings. We offer a comprehensive selection of travel and travel-related services and products to our customers. We cater to the travel needs of residents in India, as well as non-resident Indians and others traveling to India from the United States, Southeast Asia, GCC countries and elsewhere. Our services and products include air tickets, hotels and packages, bus tickets, rail tickets, car hire, activities and experiences and ancillary travel requirements such as facilitating access to third-party travel and other insurance products, foreign currency exchange services and visa-related products and services. As of March 31, 2025, approximately 87,000 properties in India, including alternative accommodation properties, were available to our customers for booking through our platforms. In addition, customers could book over 1.2 million hotels and properties outside India, as well as tickets from Indian Railways and over 5,950 bus operators, including several major bus operators in India, Peru, Colombia, Vietnam, Cambodia and select countries in Southeast Asia, through our platform as of March 31, 2025. Our selection of hotels is diverse, with choices for travelers from budget to premium category offerings, homestays, villas and apartments being available on all our brands and also through our offline channels and corporate offerings. We believe our comprehensive selection of travel services and products positions us a “one-stop shop” for various types of travel and related ancillary services for our customers’ travel needs and allows us to combine multiple products and provide customized packages that suit the unique needs of our customers.

Broad Distribution Network. We use a variety of technology-enhanced distribution channels to target the growing Indian middle-class travel market. Our distribution network is centered on our India-focused websites, www.makemytrip.com, www.goibibo.com and www.redbus.in, mobile applications for Android and iOS, our UAE-focused website, www.makemytrip.ae, our call centers, and various franchisee-owned travel stores in India as of March 31, 2025. Travel agents can access our MakeMyTrip B2B website through our dedicated myPartner platform, which enables them to sell our full suite of online travel services to their customers. We have also partnered with various digital platforms such as Amazon Pay, Google Pay and HDFC SmartBuy to provide travel services to expand our customer reach. Our holiday experts initiative also offers a unique career opportunity to Indian women homemakers, by providing them with in-depth training and access to advanced tools and technology, along with close and continuous mentoring. As of March 31, 2025, approximately 2,000 women participated in this initiative by working from home and assisting our customers with planning and booking holiday offerings through our platform.

Advanced, Secure and Scalable Technology Platform. We have built an advanced and secure common technology platform which integrates our sales, supplier and customer services fulfillment operations. We have designed our websites and mobile applications to be user-friendly, providing our customers with extensive low-price options and alternative routings, as well as offering them combinations of flight and hotel bookings at cost-effective rates. Our websites also enable our customers to find their right destinations easily by using colloquial names or major landmarks. We continuously make improvements to our online booking platforms to enhance the user experience for researching and booking air tickets, hotels, packages and bus tickets on www.makemytrip.com, www.goibibo.com and www.redbus.in. We also continue to focus on automation, for example by making changes to our MakeMyTrip and Goibibo extranet sites to allow more of our hotel suppliers to use a self-service mode in managing their rates and inventory. redBus launched the redPro platform, which provides real-time operational insights to bus operators, allowing them to provide customized deals for our customers, analyze customer feedback and respond to customer concerns.

Our web-based booking engines have been designed to link to our suppliers’ systems either through “direct connects”, Switch or a GDS (both Amadeus CRS and Galileo GDS), and are capable of delivering real-time availability and pricing information for multiple options simultaneously. Our MakeMyTrip, Goibibo and redBus platforms are hosted on AWS, which provides a high degree of reliability, security and scalability and helps us to maintain adequate capacity. Our technology platforms can be upgraded to handle increased traffic and complexity of products with limited additional investment.

Customer-Focused Approach. We place significant emphasis on technology, personnel and training to improve our services to our customers. Our customers can choose from our various customer service channels to contact us, including web-based self-service or automated chat support as well as our call centers, our franchisee-owned travel stores and e-mail. We have access to a large amount of customer data through our MakeMyTrip, Goibibo and redBus businesses, which allows us to optimize our online marketing and provide customized product offerings. Our mobile service platforms allow customers to receive e-tickets and flight alerts via text messages and WhatsApp messages on their mobile phones. Our customers can also make bookings on our mobile sites and web application mobile sites, accessible through www.makemytrip.com, www.goibibo.com and www.redbus.in. In addition to being able to make different types of travel bookings on their smartphones and mobile devices, customers can view their booking details, cancel bookings, request e-tickets, track their refund status, check their flight status, search for new deals and use location-based services to find nearby places of interest. Our websites and mobile applications provide an enhanced user experience for researching and booking hotels, as well as valuable travel information not available on our mobile sites, such as user-generated travel reviews and destination guides to help customers conduct research and make travel decisions.

Our self-service web-support is available through free online accounts on our websites and allows customers to check the status of their domestic and international flight, train, bus or hotel bookings, cancel bookings and track the progress of refunds. Customers who require assistance or have inquiries about certain products also have an option to contact our sales representatives through our website. We have dedicated personnel available 24 hours a day, seven days a week, who provide assistance to our customers on a real-time basis. Our platform also features an automated chat bot that instantly connects customers with dedicated outsourced customer service support, providing real-time assistance for bookings, inquiries and personalized travel needs.

We primarily outsource our call center operations and fulfillment process in India to iEnergizer IT Services, Radical Minds Technologies, Concentrix Daksh Services, Globiva Services, Insight Customer Call Solutions and others as we believe that these providers are experienced, reputable and able to adhere to our customer service standards and enhance our service quality. We also have a dedicated in-house escalation service team, which operates 24 hours a day, seven days a week, and is responsible for addressing issues or complaints raised by our customers. All of our representatives participate in a formal training program before commencing work and have in-depth knowledge of their relevant local market. Our representatives also attend periodic training programs to familiarize themselves with our new services and products. As of March 31, 2025, we had more than 2,600 customer support representatives.

We offer a number of loyalty programs that are aimed at promoting repeat bookings, driving customer retention and rewarding loyal customers. Members of these programs have access to a range of benefits, including cashback rewards, discounts, offers and complimentary privileges such as seat selection and meals on flights. As of March 31, 2025, our MMT India “MMTBLACK” and Goibibo “goTribe” loyalty programs had approximately 2.0 million and 2.4 million enrolments respectively.

Experienced Management Team. We operate in an industry where we believe one of the most important assets is the quality of our people. Our senior management team comprises industry executives with significant experience in the travel industry, including online travel agencies, in India and the United States. Our senior management team also has in-depth experience in the internet, consumer services and consumer product industries, having worked with companies such as GE Capital, PepsiCo, Colgate and Seagram. Our senior management team is supported by our broader leadership team, comprising talented and experienced professionals that oversee and implement our day-to-day operations. We also actively recruit management graduates and engineers from leading institutions in India to fill important management roles in our company.

Our Strategy

We believe that India’s growing base of more than 940 million internet users, coupled with its rapid drive towards digital adoption driven by its young population, provide us with significant growth opportunities. Our objective is to pursue long-term market share growth opportunities and to grow profitably by building on our current position as one of India’s leading travel service providers. The key elements of our strategy include:

Expand Our Hotels and Packages Business. Our hotels and packages business generally yields higher Adjusted Margin % than our air ticketing business, and we intend to continue shifting our business mix towards this segment. In fiscal year 2017, we acquired the Goibibo business, which operates a hotels and packages business under the Goibibo brand, making us one of the leading online hotels and packages providers in India.

We aim to increase our market share by investing in automation, adoption of new technologies and greater focus on customers. Our objective is to enable more hotel suppliers to seamlessly connect to our various platforms using the latest technology, including direct connects, channel managers and direct integrations with various aggregators. We also continue to focus on automation by making changes to our extranet to allow more of our hotel suppliers to use a self-service mode for managing their rates, inventory, content, payments and confirm bookings made by our customers on a real-time basis. India is the most populous country in the world and has an under-penetrated market for travel. Propensity and willingness to travel is steadily increasing, fueled by a growing Indian middle-class. This is expected to drive growth in consumer spending. In addition, India has 943 million Internet subscribers as at April 2024, according to the TRAI, and close to 460 million individual digital payment users as at April 2025, according to the PIB. More than 221 billion digital payment transactions were made in India during fiscal year 2025, according to the RBI. This presents a significant opportunity for technology companies. We believe that we can increase our total number of transactions as internet penetration in India increases over time. In addition, given the high penetration of smartphones in India, we have also introduced our extranet mobile application which allows hotels to directly update inventory and rates, and confirm bookings through the application. We are investing in improving the customer experience by enhancing our offerings on various devices (particularly mobile and tablets) and becoming more content-focused. We also intend to grow our packages business outside India through strategic partnerships and acquisitions, as well as by strengthening our relationships with key aggregators from whom we procure inventory for our packages products.

Expand Our Service and Product Portfolio to Enhance Cross-Selling Opportunities. We believe that expanding our service and product offerings is an important means of customer acquisition as the diversity of our services and products will improve our offerings to customers, attract more customers to our websites and mobile applications and allow us to cross sell higher-margin services and products to them. We expect to explore opportunities to expand our offerings of alternative accommodation, activities and experiences, multi-modal transportation and travel offerings across regions.

We seek to continue expanding our travel offerings beyond core air tickets, hotels and packages to mass market products including bus and rail tickets and car hire. We introduced the sale of bus tickets in 2008 and the sale of rail tickets in 2009 under our MakeMyTrip brand. In January 2017, we expanded both of these businesses through the acquisition of the ibibo Group and the addition of its redBus bus ticketing and Goibibo rail ticketing businesses to our offerings. We also provide car hire services in conjunction with our holiday package bookings and in fiscal year 2018, we introduced inter-city car hire services on both our MakeMyTrip and Goibibo platforms. In December 2023, we acquired a majority equity interest in Savaari which is engaged in the business of providing car rental services in India. In line with our continued focus to strengthen our corporate travel business, we acquired a corporate travel and expense management business on a going concern basis, operated through the “HAPPAY” brand in February 2025. As of March 31, 2025, we offer over 24,000 activities and experiences on our platform, both domestically and overseas, with a focus on international experiences. Further, we also provide other value-added ancillary services such as facilitating access to third-party travel and other insurance products, foreign currency exchange services and visa-related products and services to enhance our customers’ travel experience.

Enhance Our Service Platforms by Investing in Technology. We intend to continue to enhance our platforms by further investing in advanced technologies such as generative artificial intelligence, artificial intelligence driven personalization, and intelligent automation. These investments are key to our strategy of providing seamless, intuitive, and highly personalized travel experiences for our customers at every interaction. We have integrated our hotels extranet platform, flights supply unification, pricing system and CRM unification across our MakeMyTrip and Goibibo brands. We also intend to extend user feedback features to more products, enable more user-friendly bookings to be saved by our customers and used across all our services and products, enhance our mobile service platform to make transactions more user-friendly and allow real-time verification to prevent online credit card fraud. We intend to sell more of our holiday packages online, in addition to selling through our call centers, which we believe will contribute to increased operating margins. We believe that our continued investments in technology will enable us to enhance our customer service and to capitalize on the expected growth opportunities in the online travel market in India. We intend to continue to focus on increasing our online and mobile customer base. We intend to continue to invest in mobile offerings and applications, strengthen our focus on analytics, and continue upgrading our technology platform. We have also unified our back-end systems across our MakeMyTrip, Goibibo and redBus platforms, which we believe will yield faster and more efficient development and deployment of system enhancements.

Expand into New Geographic Markets. We believe we are well positioned for growth in other overseas markets, particularly those with a significant non-resident Indian population. In December 2009, we launched our website, www.makemytrip.ae, in the UAE, following, among other things, the registration of our website’s domain name with the relevant registry as well as the procurement of additional servers to handle the increased traffic from this international website. In 2021, we launched our UAE flights and hotels desktop and mobile web platform. We have developed multilingual content and vernacular search optimized pages in Arabic and English which has resulted in customer acquisition from the UAE using both our web and mobile platforms. In 2023, we launched a major brand campaign for the UAE to grow our brand visibility in the region. We continue to build awareness amongst non-Indian users through campaigns during travel seasons. In addition, we launched our “MMT SELECT” loyalty program. As of March 31, 2025, we have approximately 0.6 million enrolments in this program.

We entered the Singapore market by acquiring Luxury Tours in May 2011. In November 2012, we expanded in Southeast Asia through our acquisition of the ITC Group. In January 2017, as part of our acquisition of the ibibo Group, we entered the Colombia and Peru markets through our redBus business. In addition, redBus commenced operations in Indonesia, Cambodia and Vietnam in April 2018, March 2024, and April 2024, respectively.

Pursue Selective Strategic Partnerships and Acquisitions. In addition to growing our business organically, we have in the past and may continue to pursue strategic partnerships and targeted acquisitions that complement our service offerings, strengthen or establish our presence in our targeted domestic and overseas markets or facilitate technological advancements to our platform. On January 31, 2017, we undertook a strategic combination with the ibibo Group by way of an acquisition of 100% equity interest in the ibibo Group, which owns and operates air ticketing, hotels and packages and rail and bus ticketing businesses under its Goibibo and redBus brands. In fiscal year 2013, we became the sole owner of Luxury Tours, a Singapore-based travel agency which is engaged in the business of providing hotel reservations, excursion tours and other related services to inbound and outbound travelers in Singapore and the rest of Southeast Asia, following our initial investment in 2011. In 2014, we acquired a minority equity interest in Simplotel. We became the sole owner of the ITC Group in 2015, a well-established hotel aggregator and tour operator focused on Thailand in which we initially invested in 2012. In fiscal year 2019, we acquired 100% equity interest in Bitla, which provides technology support for bus operators and in April 2019, we acquired a controlling equity interest from the existing shareholders of Quest 2 Travel, which provides travel solutions for large corporates across India. We also hold a 38.6% stake in Saaranya Hospitality Technology Private Limited. In April 2022, we acquired a majority interest in Book My Forex, which offers currency exchange, multi-currency prepaid forex cards, cross border remittances as well as other ancillary products to Indians travelling abroad. In September 2022, we acquired an additional equity interest in Simplotel and now hold a majority equity interest in Simplotel. In September 2023, we acquired the remaining equity interest in Quest 2 Travel, which is now our wholly owned subsidiary. In December 2023, we acquired a majority equity interest in Savaari, which is engaged in the business of providing car rental services in India. In February 2025, we acquired a corporate travel and expense management business on a going concern basis, operated through the “HAPPAY” brand. We expect to continue to monitor strategic partnerships and acquisitions in the future. We believe that our acquisitions and partnerships, together with our technology platform that enables us to successfully and cost-effectively integrate our new acquisitions and partners, have helped to strengthen our positions in our different businesses.

Summary of Risk Factors

Investing in our ordinary shares involves significant risks. You should carefully consider all of the information in this prospectus supplement before making an investment in our ordinary shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section “Risk Factors” in this prospectus supplement and in our 2025 Annual Report as well as other documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Risks Relating to Our Business and Industry

•	Disruptions or adverse developments, events or incidents in the travel industry could adversely affect our business and financial performance.

•	Our business, financial condition and results of operations could be adversely affected by global economic conditions.

•	If we are unable to maintain existing, and establish new, arrangements with travel suppliers, our business may be adversely affected.

•	We do not have formal agreements with many of our travel suppliers.

•	We have sustained operating losses in the past and may experience operating losses in the future.

•	The travel industry in India and worldwide is highly competitive, and we may not be able to effectively compete in the future.

•	We have incurred and may continue to incur significant expenses to grow our businesses, including marketing and sales promotion expenses.

•	We rely on third-party systems and service providers, and any disruption or adverse change in their businesses could have a material adverse effect on our business.

•	Our strategic investments and acquisitions may not bring us anticipated benefits, and we may not be successful in pursuing future investments and acquisitions.

•	Our results of operations are subject to fluctuations in currency exchange rates.

•

We outsource a significant portion of our call center services and if our outsourcing service providers fail to meet our requirements or face operational or system disruptions, our business may be adversely affected.

•

We rely on information technology to operate our business and maintain our competitiveness, and any failure to adapt to technological developments or industry trends in information technology could adversely affect our business.

•

Our use of artificial intelligence, machine learning and automated decision-making may give rise to legal, business and operational risks. legal, regulatory, social and ethical issues relating to the use of artificial intelligence and machine learning technologies in our offerings and business may result in reputational harm and liability.

•

Some of our airline suppliers (including our GDS service providers) may reduce or eliminate the commission and other fees they pay to us for the sale of air tickets, and this could adversely affect our business and results of operations.

•

We rely on the value of our brands, and any failure to maintain or enhance consumer awareness of our brands could have a material adverse effect on our business, financial condition and results of operations.

•	We may not be successful in implementing our growth strategies.

•	Our international operations involve additional risks.

•	Our business could be negatively affected by changes in search engine logic.

•	Processing, storage, use and disclosure of personal data by us and our third-party providers exposes us to risks of internal or external security breaches and could give rise to liabilities.

•	Regulations, guidance and practices for the use of “pixels”, “cookies” and similar technologies could negatively impact the way we do business.

•	System interruption in our information systems and infrastructure including system capacity constraints may harm our business.

•

We cannot be sure that our intellectual property is protected from copying or use by others, including current or potential competitors, and we may be subject to third-party claims for intellectual property rights infringement.

•	Our business experiences seasonal fluctuations and quarter-to-quarter comparisons of our results may not be meaningful.

•	Changing laws, rules and regulations and legal uncertainties in India may adversely affect our business and financial performance.

•	Changing tax laws, rules and regulations, including adverse application thereof, may adversely affect our business and financial performance.

•	We are subject to evolving global privacy and data security regulations, which could impose significant compliance burdens and expose us to liability.

•	Our significant shareholder exercises significant influence over our company and may have interests that are different from those of our other shareholders.

•	Our ability to attract, train and retain executives and other qualified employees is critical to our business, results of operations and future growth.

•	We could face liability for information or content on or accessible through our platforms.

•	Our substantial level of indebtedness could limit our financial and operating activities and adversely affect our ability to obtain additional financing to fund future operational needs.

•	We may not have the ability to raise the funds necessary to meet our payment obligations under our 2028 Notes.

•

Our failure to implement and maintain effective internal control over financial reporting may result in material misstatements in our financial statements requiring us to restate financial statements in the future, cause investors to lose confidence in our reported financial information and have a negative effect on our stock price.

•	Increased focus on our environmental, social, and governance (“ESG”) responsibilities may result in additional costs and risks.

•	Climate change may have an adverse impact on our business.

•	We rely on assumptions and estimates and data to calculate certain of our key metrics, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.

Risks Related to Operations in India

•	A substantial portion of our business and operations are located in India and we are subject to regulatory, economic, social and political uncertainties in India.

•	As the domestic Indian market constitutes a significant source of our revenue, a slowdown in economic growth in India may cause our business to suffer.

•	The travel industry in India is susceptible to extraneous events such as terrorist attacks and other acts of violence, which may result in a reduction in travel volumes to affected areas.

•

Restrictions on foreign investment in India may prevent or delay future acquisitions or investments by us in India, or require us to make changes to our business, which may adversely affect our business and financial performance, and require prior government approval for holders of our ordinary shares, including upon conversion of our Class B Shares or our 2028 Notes, and our Class B Shares.

•	Our business and activities are regulated by competition laws and regulations.

•	Our investors may be subject to Indian taxes on income arising through the sale of our ordinary shares.

Risks Related to Investments in Mauritian Companies

•	As our shareholder, you may have greater difficulties in protecting your interests than as a shareholder of a United States corporation.

•	We may become subject to unanticipated tax liabilities that may have a material adverse effect on our results of operations.

Risks Related to Our Ordinary Shares

•	Investors may have difficulty enforcing judgments against us, our directors and management.

•

As a foreign private issuer, we are permitted to, and we will, follow certain home country corporate governance practices in lieu of certain Nasdaq requirements applicable to us issuers. this may afford less protection to holders of our ordinary shares.

•	An active or liquid trading market for our ordinary shares may not be maintained and the trading price for our ordinary shares may fluctuate significantly.

•	The sale or availability for sale of substantial amounts of our ordinary shares could adversely affect their market price.

•

Future issuances of any equity securities, including upon conversion of our Class B shares and our 2028 Notes, may decrease the trading price of our ordinary shares and result in substantial dilution to holders of our ordinary shares.

•	Provisions of our 2028 Notes could discourage an acquisition of us by a third-party.

•

Our holding company will have to rely principally on dividends and other distributions on equity paid by our operating subsidiaries and limitations on their ability to pay dividends to our holding company could adversely impact shareholders’ ability to receive dividends on our ordinary shares.

•

Compliance with rules and requirements applicable to public companies may cause us to incur additional costs, and any failure by us to comply with such rules and requirements could negatively affect investor confidence in us and cause the market price of our ordinary shares to decline.

•	We may be classified as a passive foreign investment company, which could result in adverse us federal income tax consequences to us holders of our ordinary shares.

•	We may be treated as a “foreign financial institution” under the us foreign account tax compliance act, which may impose withholding requirements on payments on our ordinary shares.

•	If a United States person is treated as owning at least 10% of our shares, such holder may be subject to adverse U.S. federal income tax consequences.

Risks Related to this Offering

•

This offering, the Concurrent Notes Offering as well as any future issuances of our ordinary shares or equity-linked securities (including issuances to Trip.com pursuant to its pre-emptive rights under the Terms of Issue) may dilute the equity interests of the holders of our ordinary shares, and together with future sales or availability for sale of our ordinary shares or equity-linked securities in the public market could lower the market price for our ordinary shares.

•

If you purchase our ordinary shares in this offering, you will incur immediate and substantial dilution in the book value of your shares. You will experience further dilution if we issue additional equity securities in the future.

•	Our board of directors and management has broad discretion over the use of proceeds from this offering and the Concurrent Notes Offering.

Corporate Information

MakeMyTrip Limited (Company No. 24478/5832) is a public company incorporated under the laws of Mauritius with limited liability on April 28, 2000, and we hold a Global Business License issued by the Financial Services Commission of Mauritius. Our registered office is located at c/o IQ EQ Corporate Services (Mauritius) Limited, 33, Edith Cavell Street, Port Louis, Republic of Mauritius, 11324 and the telephone number for this office is (230) 212 9800.

Our principal executive office is located at 19th Floor, Building No. 5, DLF Cyber City, Gurugram, India, 122002 and the telephone number for this office is +(91-124) 439-5000.

Our principal website address is www.makemytrip.com. Our other websites include www.goibibo.com; and www.redbus.in. Information contained on our website, or the website of any of our subsidiaries or affiliates, is not a part of this prospectus. Our agent for service of process in the United States is MakeMyTrip Inc., located at 60 East 42nd Street, Suite 605, New York, NY 10165.

Concurrent Notes Offering

Concurrently with this offering, we are offering, US$1.25 billion aggregate principal amount of convertible senior notes, plus up to US$187.5 million aggregate principal amount of our convertible senior notes if the initial purchasers in the Concurrent Notes Offering exercise in full their option to purchase additional convertible senior notes.

The convertible senior notes are being concurrently offered in a separate offering in reliance on Rule 144A Securities Act, to persons reasonably believed to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act). Neither this prospectus supplement nor the accompanying prospectus is an offer to sell, or a solicitation of an offer to buy, any securities being offered in the Concurrent Notes Offering.

The completion of the offering hereunder is contingent upon the completion of the Concurrent Notes Offering, and the completion of the Concurrent Notes Offering is contingent upon the completion of the offering hereunder.

SUMMARY CONSOLIDATED FINANCIAL DATA

You should read the following information in conjunction with our consolidated financial statements and the related notes incorporated into this prospectus supplement by reference to our 2025 Annual Report and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2025 Annual Report, all of which are incorporated by reference into this prospectus supplement.

The following summary consolidated statement of operations data for the fiscal years ended March 31, 2023, 2024 and 2025 and the summary consolidated balance sheet data as of March 31, 2024 and 2025 have been derived from our audited consolidated financial statements from our 2025 Annual Report, incorporated by reference into this prospectus supplement.

The summary consolidated financial data shown below should be read in conjunction with “Item 5. Operating and Financial Review and Prospects,” and the financial statements and the notes to those statements included in the 2025 Annual Report. Our consolidated financial statements are prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. Our historical results are not necessarily indicative of results to be expected for any future period.

Consolidated Statement of Profit or Loss and Other Comprehensive Income (Loss) Data:	For the year ended March 31
	2023	2024	2025
	(amounts in USD thousands, except per share data)
Revenue
Air ticketing	147,793	201,246	241,529
Hotels and packages	337,686	435,542	520,411
Bus ticketing	74,873	92,693	119,361
Other revenue	32,684	53,043	97,035

Total revenue	593,036	782,524	978,336
Other income	2,798	770	317
Service cost
Procurement cost of hotels and packages services	168,387	210,357	246,550
Other cost of providing services	9,180	4,732	27,798
Personnel expenses	131,968	147,587	160,065
Marketing and sales promotion expenses	101,601	123,304	165,324
Other operating expenses	133,698	204,833	231,905
Depreciation, amortization and impairment	27,396	27,267	27,122

Results from operating activities	23,604	65,214	119,889
Finance income	10,974	24,365	28,256
Finance costs	46,732	(3,307)	32,191

Net finance income (costs)	(35,758)	27,672	(3,935)
Share of profit (loss) of equity-accounted investees	10	52	(64)

Profit (loss) before tax	(12,144)	92,938	115,890
Income tax benefit (expense)	976	123,805	(20,616)

Profit (loss) for the year	(11,168)	216,743	95,274
Other comprehensive income (loss), net of tax
Items that will not be reclassified to profit or loss:
Remeasurement of defined benefit liability	468	(964)	(642)
Equity instruments at fair value through other comprehensive income (FVOCI) - net change in fair value	—	—	(452)

	468	(964)	(1,094)

Items that are or may be reclassified subsequently to profit or loss:
Foreign currency translation differences on foreign operations	(48,879)	(9,862)	(20,898)

	(48,879)	(9,862)	(20,898)

Consolidated Statement of Profit or Loss and Other Comprehensive Income (Loss) Data:	For the year ended March 31
	2023	2024	2025
	(amounts in USD thousands, except per share data)
Other comprehensive income for the year, net of tax	(48,411)	(10,826)	(21,992)

Total comprehensive income (loss) for the year	(59,579)	205,917	73,282

Profit (loss) attributable to:
Owners of the Company	(11,321)	216,801	95,101
Non-controlling interests	153	(58)	173

Profit (loss) for the year	(11,168)	216,743	95,274

Total comprehensive income (loss) attributable to:
Owners of the Company	(59,176)	206,059	73,255
Non-controlling interests	(403	(142)	27

Total comprehensive income (loss) for the year	(59,579)	205,917	73,282

Earnings (loss) per share (in USD)
Basic	(0.10)	1.95	0.84
Diluted	(0.10)	1.74	0.83

The following table sets forth a summary of our consolidated statement of financial position as of March 31, 2024 and March 31, 2025:

Consolidated Statement of Financial Position Data:	As at March 31
	2024	2025
	(amounts in USD thousands)
Assets
Property, plant and equipment	25,895	26,457
Intangible assets and goodwill	613,386	597,791
Trade and other receivables	7,696	8,879
Investment in equity-accounted investees	2,022	1,914
Other investments	1,361	972
Term deposits	966	2,130
Non-current tax assets, net	22,071	18,044
Deferred tax assets, net	129,317	106,431
Other non-current assets	85	402

Total non-current assets	802,799	763,020
Inventories	218	363
Contract assets	253	507
Current tax assets, net	4,947	9,140
Trade and other receivables	91,950	141,143
Term deposits	279,722	252,286
Other current assets	153,123	152,931
Cash and cash equivalents	327,065	508,898

Total current assets	857,278	1,065,268

Total assets	1,660,077	1,828,288

Equity
Share capital	55	56
Share premium	2,161,217	2,203,445
Other components of equity	(29,899)	(71,003)
Accumulated deficit	(1,020,518)	(929,868)

Total equity attributable to owners of the Company	1,110,855	1,202,630
Non-controlling interests	5,563	5,347

Total equity	1,116,418	1,207,977

Liabilities
Loans and borrowings	216,818	13,895
Employee benefits	11,662	14,705
Contract liabilities	408	175
Deferred tax liabilities, net	4,754	2,526
Other non-current liabilities	12,443	12,396

Total non-current liabilities	246,085	43,697

Bank overdraft	—	536
Loans and borrowings	4,806	222,142
Trade and other payables	118,548	146,999
Contract liabilities	92,958	120,098
Other current liabilities	81,262	86,839

Total current liabilities	297,574	576,614

Total liabilities	543,659	620,311

Total equity and liabilities	1,660,077	1,828,288

THE OFFERING

Issuer	MakeMyTrip Limited, a public company limited by shares incorporated under the laws of Mauritius.

Offering price	US$ per share.

Ordinary shares offered by us	14,000,000 ordinary shares (or 16,100,000 ordinary shares if the underwriters exercise in full their option to purchase additional ordinary shares).

Ordinary shares outstanding immediately after this offering	ordinary shares (or ordinary shares if the underwriters exercise in full their option to purchase additional ordinary shares)

Use of Proceeds	We estimate that the net proceeds we will receive from the this offering will be approximately US$ million (or US$ million if the underwriters exercise in full their option to purchase additional ordinary shares), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use all of the net proceeds of this offering as well as from the Concurrent Notes Offering to purchase a portion of our outstanding Class B Shares. See “Use of Proceeds” for more information.

Listing	Our ordinary shares are listed on the Nasdaq Global Market under the symbol “MMYT.”

Lock-up	We, certain of our directors and executive officers, Travogue and Trip.com have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of, directly or indirectly, our ordinary shares or other securities convertible into or exercisable or exchangeable for our ordinary shares for a period of 180 days for us and Trip.com, and 120 days for our directors and executive officers and Travogue, in each case following the date of this prospectus supplement. See “Underwriting” for more information.

Concurrent Notes Offering	Concurrently with this offering we are offering, US$1.25 billion aggregate principal amount of convertible senior notes, plus up to US$187.5 million aggregate principal amount of our convertible senior notes if the initial purchasers in the Concurrent Notes Offering exercise in full their option to purchase additional convertible senior notes.

The convertible senior notes are being concurrently offered in a separate offering in reliance on Rule 144A Securities Act, to persons reasonably believed to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act).

The completion of the offering hereunder is contingent upon the completion of the Concurrent Notes Offering, and the completion of the Concurrent Notes Offering is contingent upon the completion of the offering hereunder.

This prospectus supplement does not constitute an offer of convertible senior notes.

Risk factors	An investment in our ordinary shares involves risks. You should carefully consider the information set forth in the sections of this prospectus supplement and the accompanying prospectus titled “Risk Factors,” as well as other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our 2025 Annual Report, before deciding whether to invest in the ordinary shares.

Payment and settlement	The underwriters expect to deliver the ordinary shares against payment therefor through the facilities of the Depository Trust Company on or about , 2025.

Trip.com’s pre-emptive rights

As of March 31, 2025, Trip.com beneficially owned 100.0% of our issued and outstanding Class B Shares and 15.05% of our aggregate ordinary shares and Class B Shares, together representing an aggregate of 45.34% of the total voting power in our company. For more information, see “Item 7. Major Shareholders and Related Party Transactions” in our 2025 Annual Report.

Under the Terms of Issue of our Class B Shares, if we issue voting securities (such as our ordinary shares), Trip.com has the right to subscribe for and purchase additional Class B Shares from us in such amount as will cause the percentage of voting power of Trip.com and its affiliates, after giving pro forma effect to such new issuance of voting securities and purchase of Class B Shares, to be equal to the percentage of voting power of Trip.com as calculated immediately prior to the consummation of such new issuance of voting securities and purchase of Class B Shares, and to otherwise preserve and maintain the relative voting and distribution rights of Trip.com, based on Trip.com’s total voting power.

Trip.com has agreed to waive its pre-emptive rights in connection with both this offering and this Concurrent Notes Offering (including the issuance of any ordinary shares issued upon exercise of any conversion rights by holders of any convertible senior notes that may be offered in this offering).

In connection with any issuance of ordinary shares issued pursuant to an employee benefit plan or upon conversion of the 2028 Notes, we previously agreed with Trip.com that if the exercise of pre-emptive rights by Trip.com in accordance with the Terms of Issue would in the good faith judgment of Trip.com be inconsistent with any applicable law, Trip.com shall be automatically entitled to defer the exercuse of such pre-emptive rights to a later date on which the exercise of pre-emptive rights by Trip.com would in the good faith judgment of Trip.com not be inconsistent with any applicable law. Trip.com has agreed to waive, and has acknowledged that it will not be entitled to exercise, any of its deferred pre-emptive rights with respect to any issuance of ordinary shares (a) issued prior to June 16, 2025 pursuant to any employee benefit plan or (b) upon conversion of the 2028 Notes, in each case, with effect from June 16, 2025.

RISK FACTORS

Any investment in the ordinary shares involves a high degree of risk. You should consider carefully the risks described below, in our 2025 Annual Report and all of the other information set forth in or incorporated by reference into this prospectus supplement and in the accompanying prospectus before deciding whether to purchase the ordinary shares. The following factors, individually and in the aggregate, could cause our business, results of operations and financial condition to suffer or materially differ from expected and historical results. As a result, the trading price of the ordinary shares may decline, and you may lose part or all of your investment.

Risks Related to Our Business and Industry

Our significant shareholder exercises significant influence over our company and may have interests that are different from those of our other shareholders.

Except as otherwise required by law, the Terms of Issue or our Constitution, holders of our ordinary shares and Class B Shares, each entitled to one vote per share, vote together as a single class on all matters on which our shareholders are entitled to vote. As of March 31, 2025, Trip.com, beneficially owned 100.0% of our issued and outstanding Class B Shares and 45.34% of our aggregate ordinary shares and Class B Shares. For more information, see “Principal Shareholders” and “Description of Our Shares—Amended and Restated Trip.com Investor Rights Agreement.”

Trip.com has the ability to exercise significant influence over our company and certain aspects of our affairs and business, including the election of directors, the timing and payment of dividends, the adoption and amendments to our Constitution, the approval of a merger or sale of substantially all of our assets and the approval of most other actions requiring the approval of our shareholders. As a result of its ownership of our Class B Shares, Trip.com is entitled to nominate five directors to our board of directors (one of whom shall be a resident of Mauritius) as at the date of this prospectus supplement. So long as Trip.com beneficially owns 10% or more of our issued and outstanding voting securities (subject to adjustment for any share split, share dividend, recapitalization, reclassification or similar transaction in respect of any such ordinary shares), it will be entitled to nominate a number of directors to our board of directors in proportion to its beneficial ownership in our company. In addition, under the Amended and Restated Trip.com Investor Rights Agreement, one Independent Director must be appointed from a pool of candidates recommended by Trip.com and approved by Mr. Deep Kalra and Mr. Rajesh Magow, a majority of Independent Directors must be appointed from a pool of candidates approved by Mr. Deep Kalra, Mr. Rajesh Magow and a majority of the Trip.com directors and one of the investor directors designated by Trip.com shall be entitled to exercise the casting vote to which the chairman of the board of directors would otherwise have been entitled pursuant to Article 114 of our Constitution. Under the Amended and Restated Trip.com Investor Rights Agreement, Trip.com and its affiliates are not restricted from purchasing additional ordinary shares of MakeMyTrip on the open market and can further increase their ownership in MakeMyTrip to up to 74.9%, which means that Trip.com and its affiliates may acquire enough ordinary shares of MakeMyTrip to control more than a majority of our issued and outstanding voting securities and consequently the right to appoint a majority of our board of directors. In addition, important matters relating to MakeMyTrip which constitute Reserved Matters (as defined herein) must be approved by a majority of the total number of directors (including the Class B directors) and a majority of the Class B directors, which provides Trip.com and its affiliates with significant veto rights over such matters. The Terms of Issue governing the Class B Shares, or the Terms of Issue, also provide that certain transferees of Class B Shares may, subject to certain minimum ownership thresholds, acquire some of the same rights with respect to board representation and Reserved Matters that Trip.com currently has. See also “Description of our shares—Class B Shares—Reserved Matters.”

We plan to use all of the net proceeds of this offering as well as from the Concurrent Notes Offering to purchase a portion of our outstanding Class B Shares. On June 16, 2025, we entered into a share repurchase agreement with Trip.com pursuant to which Trip.com has agreed to sell, and we have agreed to purchase, a portion of the Class B Shares at a price per share equal to the public offering price of each ordinary share in this offering, after deducting underwriting discounts and commissions (the “Repurchase Price”). Although we and Trip.com intend to reduce Trip.com’s total voting power in our company to 19.99% following our purchase of Class B Shares from Trip.com pursuant to the terms of the share repurchase agreement, there is no assurance that Trip.com’s voting power will be reduced in such manner. The number of Class B Shares to be purchased by us from Trip.com will be equal to (a) the aggregate net proceeds from the Concurrent Notes Offering (including the proceeds from the initial purchasers’ exercise of their option to purchase additional convertible senior notes, if any) and this offering (including the proceeds from the underwriters’ exercise of their option to purchase additional ordinary shares in connection with this offering, if any), plus a cash amount of $200.0 million held by the Company (if required), divided by (b) the Repurchase Price, subject to any downward adjustments as may be required to ensure that the aggregate number of Class B Shares purchased by us from Trip.com shall not exceed such number as may be required to reduce Trip.com’s total voting power in our company to 19.99% immediately following the purchase. All the Class B Shares purchased by us will be cancelled.

Assuming that Trip.com’s total voting power in our company is reduced from 45.34% to 19.99%, the number of directors that Trip.com’s nomination rights with respect to our board of directors will be reduced from five directors to two directors pursuant to the Terms of Issue.

The interests of Trip.com and its affiliates may be different from or conflict with the interests of our other shareholders and their influence may result in the delay or prevention of a change of management or control of our company or other significant actions affecting our company, even if such transactions or actions may be beneficial to our other shareholders.

Risks related to operations in India

Restrictions on foreign investment in India may prevent or delay future acquisitions or investments by us in India or require us to make changes to our business and require prior government approval for investors from certain countries to acquire our ordinary shares or convert our Class B shares to ordinary shares.

India regulates ownership of Indian companies by foreigners, although some restrictions on foreign investment have been relaxed in recent years. These regulations and restrictions may apply to acquisitions by us or our affiliates, including MMT India, redBus India and affiliates which are not resident in India, of shares in Indian companies or the provision of funding by us or any other entity to Indian companies within our group. For example, under the Government of India’s consolidated foreign direct investment policy (“FDI Policy”) and India’s Foreign Exchange Management Act, 1999 and the rules and regulations thereunder, each as amended (“FEMA”), additional requirements are applicable to foreign investments in India, including requirements with respect to downstream investments by Indian companies owned or controlled by foreign entities, and the transfer of ownership or control of Indian companies in sectors with caps on foreign investment from resident Indian persons or entities to foreigners, as well as such transactions between foreigners. These requirements, which include restrictions on pricing, valuations of shares and sources of funding for such investments and may in certain cases include prior notice to or approval of the Government of India, may adversely affect our ability to make future acquisitions or investments in India.

In addition, pursuant to the amendments to the FDI Policy and the FEMA rules, prior government approval is required for any non-debt investment into India by non-resident entities from countries that share a land border with India or where the beneficial owner of such an investment is situated in or is a citizen of any such country, as well as for any transfer of any such proposed or existing non-debt investment, directly or indirectly, that would result in ownership by any such non-resident entity or beneficial owner. The list of land border countries includes Afghanistan, Bangladesh, Bhutan, the People’s Republic of China, Myanmar, Nepal and Pakistan. This approval requirement applies to investments in all sectors, including those that previously did not require such approval, such as travel and tourism. The term “beneficial owner” has not yet been defined for purposes of the FDI Policy and the FEMA.

If our holding company is deemed to be an entity with a beneficial owner restricted by these amendments, prior government approval will be required for investments in non-debt instruments in our direct and indirect Indian subsidiaries and group entities, including MMT India and redBus India, as well as for any such proposed investments or acquisitions by us or our affiliates, including MMT India, redBus India and affiliates which are not resident in India. Accordingly under the current FDI Policy and the FEMA rules, any investor that is a non-resident entity from a country that shares a land border with India or where the beneficial owner of such an investment is situated in or is a citizen of any such country would need to have obtained prior government approval in India. These restrictions also apply to an investment in our Class B Shares. The Government of India has made and may continue to make revisions to the FDI policy and the FEMA rules, which may impose additional requirements with respect to any holder’s ability to acquire our ordinary shares upon conversion of the notes and/or requirements for acquisition of our ordinary shares upon a transfer thereof.

Further, under the FEMA, we are restricted from lending to or borrowing from our Indian subsidiaries and our Indian subsidiaries are restricted from lending or borrowing in foreign currencies. We are also required to complete FEMA filings with respect to past investments in order to make further investments in India. There can be no assurance that we will be able to obtain any required approvals for future acquisitions or investments in India, including in our Indian subsidiaries and group entities, or that we will be able to obtain such approvals in a timely manner, on satisfactory terms or at all. Under the FEMA, the Reserve Bank of India has the power to impose monetary penalties, including of up to three times the value of a FEMA violation, where quantifiable, and confiscate the shares at issue.

Further, the Government of India has made and may continue to make revisions to the FDI Policy on e-commerce in India, including in relation to business model, inventory, pricing and permitted services.

India’s Department of Promotion of Industry and Internal Trade, Ministry of Commerce and Industry invited comments on a draft National e-Commerce Policy in 2019, which addresses topics such as data and e-commerce regulation. The timing or impact of this policy, which remains in draft form, is not yet certain. Such changes may require us to make changes to our business in order to comply with Indian law.

Risks Related to This Offering

This offering, the Concurrent Notes Offering as well as any future issuances of our ordinary shares or equity-linked securities (including issuances to Trip.com pursuant to its pre-emptive rights under the Terms of Issue) may dilute the equity interests of the holders of our ordinary shares, and together with future sales or availability for sale of our ordinary shares or equity-linked securities in the public market could lower the market price for our ordinary shares.

In addition to this offering, we are concurrently offering US$1.25 billion aggregate principal amount of convertible senior notes. We have granted the initial purchasers in the Concurrent Notes Offering a 13-day option to purchase up to an additional US$187.5 million aggregate principal amount of convertible senior notes. In February 2021, we issued the 2028 Notes.

In the future, we may issue additional ordinary shares or equity linked securities, or sell additional ordinary shares or equity-linked securities to raise capital. In addition, a substantial number of our ordinary shares can be issued and/or sold upon the exercise of stock options and registration rights, vesting of restricted share units and conversion of the 2028 Notes or the notes offered pursuant to the Concurrent Notes Offering. Under the Terms of Issue of our Class B Shares, if we issue voting securities (such as our ordinary shares), Trip.com has the right to subscribe for and purchase additional Class B Shares from us in such amount as will cause the percentage of voting power of Trip.com and its affiliates, after giving pro forma effect to such new issuance of voting securities and purchase of Class B Shares, to be equal to the percentage of voting power of Trip.com as calculated immediately prior to the consummation of such new issuance of voting securities and purchase of Class B Shares, and to otherwise preserve and maintain the relative voting and distribution rights of Trip.com, based on Trip.com’s total voting power.

Our existing shareholders may sell our ordinary shares in the public market, subject to restrictions applicable under Rule 144 under the Securities Act, and in the case of Trip.com, Travogue Electronic Travel LLP (“Travogue”), in which Deep Kalra holds 100.0% of the partnership interests as of March 31, 2025, as well as Directors and Officers upon the expiration of the lock-up arrangements entered into among them and the underwriters in connection with this offering.

There are certain exceptions to these lock-up arrangements, including that issuances by us of up to 1% of Shares outstanding immediately after the completion of this offering pursuant to an increase in shares available for issuance under our share option plans or share incentive plans outstanding as of the date of this prospectus supplement and issuances by us of up to 1.5% of Shares outstanding immediately after the completion of this offering in connection with any acquisition or merger. See “Underwriting” for additional information. We cannot predict the size of future issuances or sales or the effect, if any, that they may have on the market price for our ordinary shares.

The issuance and/or sale of substantial amounts of our ordinary shares or equity-linked securities, or the perception that such issuances and/or sales may occur, could adversely affect the trading price of the notes and the market price of our ordinary shares and impair our ability to raise capital through the sale of additional equity or equity-linked securities.

If you purchase our ordinary shares in this Offering, you will incur immediate and substantial dilution in the book value of your shares. You will experience further dilution if we issue additional equity securities in the future.

Investors purchasing ordinary shares in this offering will pay a price per share that exceeds the as-adjusted net tangible book value per share. As a result, investors purchasing our ordinary shares in this offering will incur immediate dilution of $    per share, representing the difference between the public offering price of per share and our as adjusted net tangible book value as of March 31, 2025. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt or other equity linked securities, the issuance of these securities could result in further dilution to our stockholders or result in downward pressure on the price of our ordinary shares.

Our board of directors and management has broad discretion over the use of proceeds from this offering and the Concurrent Notes Offering.

We intend to use all of the net proceeds from this offering and the Concurrent Primary Shares Offering to purchase a portion of our outstanding Class B Shares.

Although we expect to use the net proceeds from this offering for the purposes described in the preceding paragraph and in “Use of proceeds,” our board of directors and management retain significant discretion with respect to the use of proceeds. If an unforeseen event occurs or business conditions change, we may use these proceeds differently than as described in the preceding paragraph and in “Use of proceeds.” We may use a portion of the net proceeds to fund, acquire or invest in complementary businesses or technologies. The proceeds from this offering may be used in a manner that does not generate favorable returns.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will approximately US$    million (or US$    million if the underwriters exercise in full their option to purchase additional ordinary shares), based on the public offering price of US$    per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

In addition, if the Concurrent Notes Offering is consummated, we expect that offering to produce net proceeds of approximately US$    million (or approximately US$    million if the initial purchasers in the Concurrent Notes Offering exercise in full their option to purchase additional convertible senior notes), after deducting the initial purchasers’ discounts and other estimated offering expenses payable by us.

We intend to use all of the net proceeds of this offering as well as from the Concurrent Notes Offering to purchase a portion of our outstanding Class B Shares. As of March 31, 2025, Trip.com beneficially owned 100.0% of our issued and outstanding Class B Shares and 15.05% of our issued and outstanding ordinary shares, together representing an aggregate 45.34% of the total voting power in our company. For more information, see “Item 7. Major Shareholders and Related Party Transactions” in our 2025 Annual Report. On June 16, 2025, we entered into a share repurchase agreement with Trip.com pursuant to which Trip.com has agreed to sell, and we have agreed to purchase, a portion of the Class B Shares at a price per share equal to the Repurchase Price. Although we and Trip.com intend to reduce Trip.com’s total voting power in our company to 19.99% following our purchase of Class B Shares from Trip.com pursuant to the terms of the share repurchase agreement, there is no assurance that Trip.com’s voting power will be reduced in such manner. The number of Class B Shares to be purchased by us from Trip.com will be equal to (a) the aggregate net proceeds from the Concurrent Notes Offering (including the proceeds from the initial purchasers’ exercise of their option to purchase additional convertible senior notes, if any) and this offering (including the proceeds from the underwriters’ exercise of their option to purchase additional ordinary shares in connection with this offering, if any), plus a cash amount of $200.0 million held by the Company (if required), divided by (b) the Repurchase Price, subject to any downward adjustments as may be required to ensure that the aggregate number of Class B Shares purchased by us from Trip.com shall not exceed such number as may be required to reduce Trip.com’s total voting power in our company to 19.99% immediately following the purchase. All the Class B Shares purchased by us will be cancelled.

Assuming that Trip.com’s total voting power in our company is reduced from 45.34% to 19.99%, the number of directors that Trip.com’s nomination rights with respect to our board of directors will be reduced from five directors to two directors pursuant to the Terms of Issue.

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus supplement.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2025:

•	on an actual basis; and

•	on an adjusted basis giving effect to our offer and sale of

•

(i)    ordinary shares at the public offering price of US$   per share pursuant to this prospectus supplement and the receipt of the estimated net proceeds of US$   by us from this offering (assuming no exercise by the underwriters of their option to purchase additional ordinary shares), after deducting such underwriters’ discounts and commissions and estimated offering expenses payable by us, and

•

(ii) US$   million aggregate principal amount of convertible senior notes in the Concurrent Notes Offering and the receipt of the estimated net proceeds of US$   million by us from the offering (assuming no exercise by the initial purchasers of their option to purchase additional notes), after deducting such initial purchasers’ discounts and commissions and other estimated offering expenses payable by us,

You should read this table together with “Use of Proceeds,” our consolidated financial statements and the related notes thereto included and “Item 5. Operating and Financial Review and Prospects” in our 2025 Annual Report, incorporated by reference herein.

	As of March 31, 2025
	Actual	As Adjusted
	US$ (in thousands)
Loans and borrowings, excluding current portion
Secured bank loans	3,118
Lease liabilities	10,777
Convertible senior notes in the Concurrent Notes Offering	—

	13,895

Total Equity:
Share Capital(1) (Ordinary Shares, par value US$0.0005, 71,594,512 outstanding; Class B Shares, par value US$0.0005, 39,667,911 outstanding)	56
Share premium	2,203,445
Other components of equity	(71,003)
Accumulated deficit	(929,868)

Total equity attributable to owners of the Company	1,202,630
Non-controlling interests	5,347

Total Equity	1,207,977

Total capitalization(2)	1,221,872

(1)

Actual and as adjusted excludes 1,352,713 ordinary shares underlying vested RSUs and 584,605 ordinary shares underlying unvested RSUs and 1,218,760 ordinary shares underlying 12,187.6 vested ESOPs held by our directors and officers, as of March 31, 2025.

(2)	Total capitalization equals the sum of non-current debt and total equity.

DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the public offering price per ordinary share and our as adjusted net tangible book value per ordinary share after this offering. Dilution results from the fact that the public offering price per ordinary share is substantially in excess of the net tangible book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of March 31, 2025 was US$610.2 million or US$5.5 per ordinary share, including Class B Shares, as of that date. Net tangible book value represents the amount of our total assets, less the amount of our intangible assets, goodwill and total liabilities. Net per ordinary share represents net tangible book valued divided by 111,262,423 ordinary shares and Class B Shares outstanding at March 31, 2025.

Without taking into account any other changes in net tangible book value after March 31, 2025, other than to give effect to the issuance and sale by us of ordinary shares in this offering at the public offering price of US$    per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2025 would have been US$    million or US$    per ordinary share. This represents an immediate increase in net tangible book value of US$     per ordinary share to the existing shareholders and an immediate dilution in net tangible book value of US$    per ordinary share to investors purchasing ordinary shares in this offering.

The following table illustrates such dilution:

Per Ordinary Share
Actual net tangible book value per share as of March 31, 2025	US$	5.5
As adjusted net tangible book value per share after giving effect to this offering
Assumed public offering price
Dilution in net tangible book value per share to investors purchasing in this offering

The amount of dilution in net tangible book value to new investors in this offering set forth above is determined after giving effect to this offering from the public offering price per ordinary share.

The following table summarizes, on an as adjusted basis as of March 31, 2025, the differences between existing shareholders and the new investors purchasing shares in this offering with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid before deducting the estimated underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include ordinary shares issuable upon the exercise of the option to purchase additional ordinary shares granted to the underwriters.

	Ordinary Shares Total			Total Consideration				US$ Average Price per Ordinary Share Equivalent
	Number	Percent		Amount		Percent
Existing shareholders	million		%	US$	million		%	US$
New investors	million		%	US$	million		%	US$
Total	million	100.0%		US$	million	100.0%

If the underwriters were to fully exercise their option to purchase additional ordinary shares from us, the percentage of shares of our ordinary shares held by existing shareholders would be     %.

The as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual public offering price of our ordinary shares and other terms of this offering determined at pricing.

The discussion and tables above do not reflect: (i) conversion of the convertible senior notes in the Concurrent Notes Offering, (ii) conversion of our existing convertible notes, and (iii) the issuance of ordinary shares upon the exercise or vesting of share awards granted under our share incentive plan.

Holders of our 2028 Notes may, at their option, convert their notes into our ordinary shares at an initial conversion rate of 25.8035 per US$1,000 principal amount of notes, or an aggregate of 5,934,810 ordinary shares, assuming conversion of the entire US$230 million aggregate principal amount of notes at such initial conversion rate.

As of March 31, 2025, there are (a) an aggregate of 1,352,713 ordinary shares underlying vested RSUs held by our director and executive officer with grant dates ranging from July 1, 2013 to March 6, 2025 and expiration dates ranging from June 30, 2025 to June 30, 2031, (b) an aggregate of 584,605 ordinary shares underlying unvested RSUs held by our director and executive officer with grant dates ranging from April 1, 2021 to April 1, 2024. In addition, as of March 31, 2025, there were an aggregate of 1,218,760 ordinary shares underlying 12,187.6 vested ESOPs held by our director and executive officer which were granted on August 19, 2019, with expiration dates ranging from August 18, 2025 to August 18, 2030. Each ESOP represents 100 ordinary shares of our holding company and will result in the issuance of 100 ordinary shares of our holding company on exercise. The exercise price of each ESOP is $2,229.

DIVIDEND POLICY

Since our incorporation, no dividends have been declared or paid on our ordinary shares or on our Class B Shares. We currently intend to retain our earnings, if any, to finance the development and growth of our business and operations as well as expand our business and do not currently anticipate paying dividends on our ordinary shares or on our Class B Shares in the near future.

Under the Mauritius Companies Act and our Constitution, we may only pay dividends out of retained earnings, after having made good any accumulated losses at the beginning of the accounting period, and no distribution (which term includes dividend) may be made unless our board of directors is satisfied that, upon the distribution being made (1) our company is able to pay its debts as they become due in the normal course of business and (2) the value of our company’s assets is greater than the sum of (a) the value of its liabilities and (b) our company’s stated capital (which refers to the total of all amounts received by our company or due and payable to our company in respect of the nominal paid-up value of our issued shares and share premiums paid to our company in relation to such shares). Subject to the Mauritius Companies Act and our Constitution, the declaration and payment of any dividend has to be authorized by our board of directors, subject to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, cash flows, capital requirements, general financial condition, contractual restrictions and other factors which our directors may deem relevant. Cash dividends, if any, will be paid in US dollars. Other distributions, if any, will be made to our shareholders by any means which our directors deem fair, legal and practicable.

As we are a holding company, we will have to rely on dividends paid to us by our subsidiaries (in particular, our key operating subsidiaries in India, MMT India and redBus India) for our cash requirements, including funds to pay dividends and other cash distributions to our shareholders, service any debt we may incur and pay our operating expenses.

Our ability to pay dividends to our shareholders will depend on, among other things, the availability of dividends from MMT India and redBus India. As of the date of this prospectus supplement, MMT India and redBus India have not paid any cash dividends on their equity shares to us. Dividends other than in cash are not permitted under Indian law. The declaration and payment of any dividends in the future will be recommended by the boards of directors of MMT India and redBus India and approved by the shareholders of each of MMT India and redBus India at their discretion and would depend on a number of factors, including the financial condition, results of operations, capital requirements and surplus, contractual obligations, applicable Indian legal restrictions, the provisions of the articles of association, the terms of the credit facilities and other financing arrangements of MMT India or redBus India at the time a dividend is considered and other factors considered relevant by the board of directors of MMT India or redBus India. MMT India and redBus India may also from time to time pay interim dividends. Each of MMT India and redBus India are required to withhold tax on any dividends paid by them at 20% (plus applicable surcharge and cess) under Indian domestic tax law or at beneficial rates available under the respective double taxation avoidance agreements, subject to the satisfaction of certain conditions.

Under Indian law, a company declares dividends upon a recommendation by its board of directors and approval by a majority of the shareholders at the annual general meeting of shareholders held within six months of the end of each fiscal year. However, while final dividends can be paid out by a company only after such dividends have been recommended by the board of directors and approved by shareholders, interim dividends can be paid out with only a recommendation by the board of directors. The shareholders have the right to decrease but not to increase any dividend amount recommended by the board of directors. Under Indian law, shares of a company belonging to the same class must receive equal dividend treatment.

Each of MMT India and redBus India may, before the declaration of any dividend in any financial year, transfer such percentage of profits for that financial year as MMT India or redBus India may consider appropriate to the reserves of MMT India and redBus India, respectively.

Under Indian law, a company is permitted to declare or pay dividends for any fiscal year out of profits for that year after providing for depreciation in the manner prescribed or out of profits for any previous financial year after providing for depreciation in the manner prescribed and remaining undistributed.

S-26

However, no company is permitted to declare dividends unless carried over previous losses and depreciation not provided for in the previous year or years are set off against profits of the company for the current year.

If profits for a particular year are insufficient to declare dividends (including interim dividends), the dividends for that year may be declared and paid out from accumulated profits transferred to the free reserves if the following conditions are fulfilled:

•

the rate of dividend to be declared shall not exceed the average of the rates at which dividends were declared in the three years immediately preceding that year (except where no dividends have been declared in each of the preceding three years);

•

the total amount to be drawn from the accumulated profits earned in previous years shall not exceed an amount equal to one-tenth of the sum of the company’s paid-up share capital and free reserves (based on the latest audited financial statements available), and the amount so drawn shall first be utilized to set off the losses incurred in the financial year in which dividend is declared before any dividend in respect of equity shares is declared; and

•	the balance of the reserves after such withdrawal shall not fall below 15.0% of the company’s paid-up share capital (based on the latest audited financial statements available).

UNDERWRITING

We are offering the ordinary shares described in this prospectus supplement through Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC acting as joint book running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of ordinary shares listed next to its name in the following table:

Name	Number of Ordinary Shares
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Total

The underwriters are committed to purchase all the ordinary shares offered by us if they purchase any ordinary shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the ordinary shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of US$  per share. Any such dealers may resell ordinary shares to certain other brokers or dealers at a discount of up to US$  per ordinary share from the public offering price. After the initial offering of the ordinary shares to the public, the offering price and other selling terms may be changed by the underwriters. Sales of ordinary shares made outside of the United States may be made by affiliates of the underwriters.

The address of Morgan Stanley & Co LLC is 1585 Broadway, New York, NY 10036. The address of J.P. Morgan Securities LLC is 383 Madison Avenue, New York, New York 10179, United States of America.

Option to Purchase Additional Ordinary Shares

We have granted to the underwriters an option, exercisable for 13 days from the date of this prospectus supplement, to purchase up to 2,100,000 additional ordinary shares at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares as the number listed next to the underwriter’s name in the table above bears to the total number of ordinary shares listed next to the names of all underwriters in the table above.

Commissions and Expenses

The underwriting fee is equal to the public offering price per ordinary shares less the amount paid by the underwriters to us per ordinary share. The underwriting fee is US$  per ordinary share. The following table shows the per ordinary share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional ordinary shares.

	Without exercise of option to purchase additional Shares	With full exercise of option to purchase additional Shares
Per ordinary share	US$	US$
Total	US$	US$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately US$    million.

Electronic Distribution

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of ordinary shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make internet distributions on the same basis as other allocations.

Lock-Up Agreements

We, Trip.com, Travogue, in which Deep Kalra holds 100.0% of the partnership interests as of March 31, 2025, and our directors and officers who own our ordinary shares, have each agreed that each of them will not, directly or indirectly, take any of the following actions with respect to our ordinary shares, our Class B Shares or any securities convertible into or exchangeable or exercisable for any of our ordinary shares or Class B Shares (the “Lock-Up Securities”):

(i)	offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities;

(ii)	offer, sell, issue, contract to sell, contract to purchase, or grant any option, right or warrant to purchase Lock-Up Securities;

(iii)	enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities;

(iv)	establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of the Exchange Act; or

(v)	file with the SEC a registration statement under the Securities Act relating to Lock-Up Securities, or publicly disclose the intention to take any such action,

in each case, without the prior written consent of the representatives of the underwriters for a period of 180 days (in the case of our company and Trip.com) and 120 days (in the case of Travogue and our officers and directors mentioned above) after the date of this prospectus supplement.

The restrictions described in the immediately preceding paragraph are subject to certain exceptions, including: customary exceptions; issuances by us of Ordinary Shares pursuant to any increase in shares available for issuance under any of our share option plans or share incentive plans, provided that such issuances shall not exceed 1% of the shares outstanding immediately after the completion of the Offering; issuances by us of up to 1.5% of shares outstanding immediately after the completion of this offering (whether in the form of Ordinary Shares or securities convertible or exchangeable into Ordinary Shares) from time to time in connection with any acquisition or merger with another company or an acquisition of assets related to a business from another person or entity or any other transaction of similar nature; issuances of Ordinary Shares pursuant to convertible notes being issued in Concurrent Notes Offering; and transfers of up to an aggregate of 300,000 Shares held by Travogue Electronic Travel LLP and directors and officers during the our open trading window.

Concurrent Notes Offering

Concurrently with this offering, we are offering, US$1.25 billion aggregate principal amount of convertible senior notes, plus US$187.5 million aggregate principal amount of our convertible senior notes if the initial purchasers in the Concurrent Notes Offering exercise in full their option to purchase additional convertible senior notes.

The convertible senior notes are being concurrently offered in a separate offering in reliance on Rule 144A Securities Act, to persons reasonably believed to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act). Neither this prospectus supplement nor the accompanying prospectus is an offer to sell, or a solicitation of an offer to buy, any securities being offered in the Concurrent Notes Offering.

The completion of the offering hereunder is contingent upon the completion of the Concurrent Notes Offering, and the completion of the Concurrent Notes Offering is contingent upon the completion of the offering hereunder.

This prospectus supplement does not constitute an offer of convertible senior notes.

Relationships

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Listing of Ordinary Shares

Our ordinary shares are listed on the Nasdaq Global Market under the symbol “MMYT.”

Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling ordinary shares in the open market for the purpose of preventing or retarding a decline in the market price of the ordinary shares while this offering is in progress. These stabilizing transactions may include making short sales of ordinary shares, which involves the sale by the underwriters of a greater number of ordinary shares than they are required to purchase in this offering, and purchasing ordinary shares on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional ordinary shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional ordinary shares, in whole or in part, or by purchasing ordinary shares in the open market. In making this determination, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market compared to the price at which the underwriters may purchase ordinary shares through the option to purchase additional ordinary shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase ordinary shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the ordinary shares, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase ordinary shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those ordinary shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the ordinary shares or preventing or retarding a decline in the market price of the ordinary shares, and, as a result, the price of the ordinary shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq Global Market, in the over the counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on The Nasdaq Stock Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The Nasdaq Stock Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Selling Restrictions

With respect to offers and sales of our securities that are the subject of this prospectus supplement:

An offer to the public of any ordinary shares may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any ordinary shares may be made at any time under the following exemptions under the UK Prospectus Regulation:

(a)	to any legal entity which is a “qualified investor” as defined under the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, “FSMA”);

provided that no such offer of ordinary shares shall result in a requirement for the issuer or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or a supplemental prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any ordinary shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriters and the issuer that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.

In the case of any ordinary shares being offered to a financial intermediary as that term is used in Article 1(4) of the UK Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the ordinary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ordinary shares to the public, other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The issuer, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the underwriters of such fact in writing may, with the prior consent of the underwriters, be permitted to acquire ordinary shares in the offer.

For the purposes of this provision, the expression an “offer to the public” in relation to any ordinary shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for any ordinary shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/ 1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

European Economic Area

The ordinary shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the ordinary shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the ordinary shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of ordinary shares in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation, from the requirement to publish a prospectus for offers of ordinary shares.

This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation. This prospectus supplement has been prepared on the basis that any offer of ordinary shares in any Member State of the EEA or the United Kingdom will be made pursuant to an exemption under the Prospectus Regulation from a requirement to publish a prospectus for offers of ordinary shares. This prospectus supplement is not a prospectus for the purpose of the Prospectus Regulation.

Hong Kong

The ordinary shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, as modified or amended from time to time including by any subsidiary legislation as may be applicable at the relevant time (together, the “SFA”), under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

the securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA, (2) where no consideration is or will be given for the transfer, (3) where the transfer is by operation of law, (4) as specified in Section 276(7) of the SFA, or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

China

This prospectus supplement will not be circulated or distributed in the People’s Republic of China or PRC and the ordinary shares will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus supplement nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.

Korea

The ordinary shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the ordinary shares have been and will be offered in Korea as a private placement under the FSCMA. None of the ordinary shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). Furthermore, the purchaser of the ordinary shares shall comply with all applicable regulatory requirements (including, but not limited to, requirements under the FETL) in connection with the purchase of the ordinary shares. By the purchase of the ordinary shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the ordinary shares pursuant to the applicable laws and regulations of Korea.

Canada

The ordinary shares may be sold only to purchasers in Canada purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation; provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the initial purchaser is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Prospective Canadian purchasers are hereby notified that: (a) we may be required to provide personal information pertaining to the purchasers as required to be disclosed in Schedule I of Form 45-106F1 under NI 45-106 (including, without limitation, the purchaser’s name, address, telephone number and the aggregate purchase price of any ordinary shares purchased) (“personal information”), which Form 45-106F1 may be required to be filed by us under NI 45-106, (b) such personal information may be delivered to the Ontario Securities Commission (the “OSC”) in accordance with NI 45-106, (c) such personal information is collected indirectly by the OSC under the authority granted to it under the securities legislation of Ontario, (d) such personal information is collected for the purposes of the administration and enforcement of the securities legislation of Ontario, and (e) the public official in Ontario who can answer questions about the OSC’s indirect collection of such personal information is the Administrative Support Clerk at the OSC, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8, Telephone: (416) 593-3684. Prospective Canadian purchasers that purchase ordinary shares in this offering will be deemed to have authorized the indirect collection of the personal information by the OSC, and to have acknowledged and consented to its name, address, telephone number and other specified information, including the aggregate purchase price paid by the purchaser, being disclosed to other Canadian securities regulatory authorities, and to have acknowledged that such information may become available to the public in accordance with requirements of applicable Canadian laws.

Upon receipt of the prospectus supplement, each Canadian purchaser hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the ordinary shares described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque acheteur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Switzerland

The ordinary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the ordinary shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the Company or the ordinary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of ordinary shares will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of ordinary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ordinary shares.

Australia

(a)	This prospectus supplement:

(i)	does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

(ii)

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

(iii)

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

(b)

The ordinary shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ordinary shares may be issued, and no draft or definitive prospectus supplement, advertisement or other offering material relating to any ordinary shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ordinary shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of ordinary shares under this prospectus supplement will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ordinary shares you undertake to us that you will not, for a period of 12 months from the date of issuance of the ordinary shares, offer, transfer, assign or otherwise alienate those ordinary shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Cayman Islands

No invitation whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for the ordinary shares and no such invitation is made hereby.

UAE

The ordinary shares have not been, and are not being, publicly offered, sold, promoted or advertised in the UAE (including the Abu Dhabi Global Market and the Dubai International Financial Center) other than in compliance with the laws, regulations and rules of the UAE, the Abu Dhabi Global Market and the Dubai International Financial Center governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the UAE (including the Abu Dhabi Global Market and the Dubai International Financial Center) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the UAE, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

India

This prospectus supplement and the accompanying prospectus has not been and will not be registered as a prospectus or a statement in lieu of prospectus with any registrar of companies in India. This prospectus supplement and the accompanying prospectus has not been and will not be reviewed or approved by any regulatory authority in India, including the Securities and Exchange Board of India, any registrar of companies in India or any stock exchange in India. This prospectus supplement and the accompanying prospectus and this offering of ordinary shares are not and should not be construed as an invitation, offer or sale of any securities to the public in India. Other than in compliance with the private placement exemptions under applicable laws and regulations in India, including the Companies Act, 2013, as amended, our ordinary shares have not been, and will not be, offered or sold to the public or any member of the public in India. This prospectus supplement and the accompanying prospectus is strictly personal to the recipient and neither this prospectus supplement nor the accompanying prospectus nor the offering of our ordinary shares is calculated to result, directly or indirectly, in our ordinary shares becoming available for subscription or purchase by persons other than those receiving the invitation or offer. Each investor is deemed to have acknowledged, represented and agreed that it is eligible to invest in our company and our ordinary shares under applicable laws, rules and regulations in India, without the requirement to obtain any prior approval, and that it is not prohibited or prevented under any law, rule or regulation in India from acquiring, owning or selling our ordinary shares.

General

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

TAXATION

This summary is based on the laws of Mauritius, India and the United States in effect on the date of this prospectus supplement, which are subject to changes (or changes in interpretation), possibly with retroactive effect. This discussion does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to acquire, own or dispose of our ordinary shares and does not purport to deal with consequences applicable to all categories of investors, some of which may be subject to special rules. Prospective investors are urged to consult their tax advisors regarding the tax consequences of owning and disposing of our ordinary shares.

Mauritius Taxation

We are a Mauritius Global Business Company, or GBC, and are tax resident in Mauritius. The Income Tax Act 1995 of Mauritius imposes a tax in Mauritius on the chargeable income of our holding company at the rate of 15% and effective from the assessment year commencing on July 1, 2024, an additional 2% as Corporate Climate Responsibility (“CCR”) levy.

Our holding company is governed by the regulatory regime applicable to GBCs effective from July 1, 2021. Generally, income tax rate for GBCs is 15%. Subject to meeting certain prescribed conditions, a partial exemption of 80% may be allowed against certain types of income such as foreign source dividend and interest. Where the GBC derives income which is subject to foreign tax, and where such partial exemption has not been applied, the amount of foreign tax paid may be allowed as a credit against income tax payable in Mauritius in respect of that income.

In order to maintain their global business licenses, GBCs must adhere to substance requirements such as:

(i)	carrying out their core income generating activities in or from Mauritius by:

a.	employing either directly or indirectly a reasonable number of qualified persons to carry out the core activities, and

b.	having a minimum level of expenditure, which is proportionate to its level of activities

(ii)	be managed and controlled from Mauritius; and

(iii)	be administered by a Management Company.

In a circular addressed to Management Companies dated October 12, 2018, the Financial Services Commission in Mauritius has advised that in assessing the substance requirements to be met by a GBC, they shall consider the nature and level of core income generating activities conducted (including the use of technology) by the GBC and taking into account the circumstances of each GBC, based on certain indicative guidelines such as minimum expenditure and employment in Mauritius.

The Mauritius Financial Services Commission has clarified through a circular dated January 17, 2022, that core income generating activities requirements will only apply to those holders or applicants for a global business license wishing to benefit from the preferential tax regime. GBCs not claiming partial exemption are not required to meet the core income generating activities requirements. Accordingly, our holding company will need to meet these requirements in order to benefit from the preferential tax regime.

Our holding company holds a specific Tax Residence Certificate issued under the convention between Government of Mauritius and the Government of Republic of India for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and capital gains and for the encouragement of mutual trade and investment, valid until May 4, 2026 and a general Tax Residence Certificate for all jurisdictions, valid until May 8, 2026, to certify that our holding company is resident in Mauritius, from the Mauritius Revenue Authority, as per the guidelines prescribed by the Mauritius Revenue Authority. These certificates are required for the avoidance of double taxation under the Agreements for the Avoidance of Double Taxation signed between Mauritius and other jurisdictions, including India and the UAE. These tax residence certificates are renewed annually. If these tax residence certificates are not renewed for a period for which benefit under the Agreements for the Avoidance of Double Taxation is claimed, then, the same may be denied by the tax authorities.

India Taxation

Taxation of Investors

Amendments introduced in 2012 to the Income Tax Act, 1961, as amended, provide that income arising directly or indirectly through the sale of a capital asset, including any shares or interest in a company incorporated outside of India, will be subject to tax in India, if such shares or interest directly or indirectly derive their value substantially from assets located in India, irrespective of whether the seller of such shares has a residence, place of business, business connection, or any other presence in India. The share or interest of the company or entity registered or incorporated outside of India, shall be deemed to derive its value substantially from the assets located in India, if the value of such Indian assets on specified date exceeds Rs. 100 million, and represents at least 50% of the value of all the assets owned by the company or entity registered or incorporated outside of India. Further, the amendments also contain an exclusion with respect to alienation of shares by a transferor-investor in case its direct or indirect rights to management and control in relation to its investment in the company’s voting rights or share capital, at any time in the twelve-months preceding the date of transfer does not exceed 5% of the total voting rights or share capital in the company. It is not expected investors in the notes would be subject to the taxes or withholding in India upon receipt of special interest, if any, which accrues and paid outside India.

However, conversion of the notes into ordinary shares, disposition of the notes, and/or disposition of ordinary shares received upon conversion might trigger the provisions discussed above, the application of which is complicated. However, the benefits under relevant Double Tax Avoidance Agreements (“DTAA”) depending upon residence of holder of notes may be available upon fulfilling conditions prescribed under such DTAAs. Investors should consult their tax advisors whether they will be subject to the rules discussed above under their particular circumstances.

Tax Consequences to the Company and Indian Subsidiaries

Effective April 1, 2020, pursuant to the amendment made in Finance Act 2020, dividend payments to its shareholders by a company are taxable in the hands of shareholders. However, withholding tax shall be deducted at source by the company at the applicable rate under Indian tax law. Benefits under the relevant DTAA may be available upon fulfilling conditions prescribed under such DTAAs for determining applicable withholding tax rates.

The Taxation Laws (Amendment) Act, 2019 received the assent of the President on December 11, 2019 and were published in the Gazette of India on December 12, 2019, which provides an option for companies to opt for reduced corporate tax rate of 22% (plus surcharge and cess) provided that they do not claim prescribed benefits under the provisions of the Income Tax Act. Also, such companies shall not be required to pay Minimum Alternative Tax. The Company has opted for such reduced tax rate for some of its subsidiaries.

The discussion contained under this section titled “India Taxation” is based on the applicable tax laws of India as in effect on the date hereof and is subject to possible changes in Indian law that may come into effect after such date. Prospective investors should consult their tax advisers as to the consequences of purchasing our ordinary shares or notes, including, without limitation, the consequences of the receipt of dividend, special interest, if any, and the sale, transfer or disposition of our ordinary shares or notes.

U.S. Federal Income Tax Considerations

The following discussion describes certain material US federal income tax consequences to US Holders (as defined below) of the purchase, ownership and disposition of our ordinary shares. This discussion applies only to US Holders that hold the ordinary shares as capital assets (generally, property held for investment) and that have the US dollar as their functional currency. This discussion is based on the tax laws of the United States in effect as of the date of this prospectus supplement and on US Treasury regulations in effect or, in some cases, proposed as of the date of this prospectus supplement, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below. This summary does not address any estate or gift tax consequences.

The following discussion does not deal with the tax consequences to any particular investor or to persons in special tax situations such as:

•	banks and other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders that elect to use a mark-to-market method of accounting;

•	US expatriates;

•	tax-exempt entities;

•	persons holding ordinary shares as part of a straddle, hedging, conversion or integrated transaction;

•	persons that actually or constructively own 10.0% or more of our stock (by vote or value);

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the ordinary shares being taken into account in an applicable financial statement;

•	persons who acquired ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation;

•	US Holders that own ordinary shares through a non-US intermediary; or

•	partnerships or other pass-through entities or arrangements, or persons holding ordinary shares through such entities or arrangements.

The discussion also does not deal with the consequences of any alternative minimum tax or the Medicare tax on “net investment income.”

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE US FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-US AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES.

The discussion below of the US federal income tax consequences to “US Holders” will apply to you if you are a beneficial owner of our ordinary shares and you are, for US federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for US federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to US federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more United States persons for all substantial decisions or (2) has a valid election in effect under applicable US Treasury regulations to be treated as a United States person, or a US Holder.

The tax treatment of an entity or other arrangement treated as a partnership for US federal income tax purposes that holds our ordinary shares and of a partner in such a partnership will depend on the status of such partner and the activities of such partnership. If you are a partner in such partnership, you should consult your tax advisors regarding the US federal income tax consequences of acquiring, owning, and disposing of our ordinary shares.

Dividends and Other Distributions

Subject to the passive foreign investment company (“PFIC”) rules discussed below, the gross amount (in US dollars) of any distribution we make to you with respect to our ordinary shares (including the amount of any non-US taxes withheld therefrom) will generally be includible in your gross income as dividend income, but only to the extent that such distribution is paid out of our current or accumulated earnings and profits (as determined under US federal income tax principles). Amounts not treated as dividend income for US federal income tax purposes will constitute a return of capital and will first be applied against and reduce the tax basis in your ordinary shares, but not below zero. Distributions in excess of our current and accumulated earnings and profits and your tax basis in the ordinary shares will be treated as capital gain realized on the sale or other disposition of the ordinary shares. However, we do not intend to calculate our earnings and profits under US federal income tax principles. Therefore, you should expect that any distribution we make to you will be reported as a dividend even if such distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. Any dividends we pay will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other US corporations.

With respect to certain non-corporate US Holders, including individual US Holders, dividends may be taxed at the lower capital gains rate applicable to “qualified dividend income,” provided that (1) our ordinary shares are readily tradable on an established securities market in the United States, (2) we are neither a PFIC nor treated as such with respect to you for the taxable year in which the dividend is paid and the preceding taxable year, (3) certain holding period requirements are met, and (4) certain other requirements are met. Under the US Internal Revenue Service (“IRS”) authority, common or ordinary shares are considered for purposes of clause

(1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Global Market, as our ordinary shares are. You should consult your tax advisors regarding the availability of the lower tax rate applicable to qualified dividend income for any dividends we pay with respect to our ordinary shares, as well as the effect of any change in applicable law after the date of this prospectus supplement.

For foreign tax credit purposes, the limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, any dividends we pay with respect to our ordinary shares will generally be treated as foreign source income and will generally constitute “passive category income.” Foreign withholding tax (if any) paid on dividends on our ordinary shares at the rate applicable to a US Holder (taking into account any applicable income tax treaty) will, subject to limitations and conditions, be treated as foreign income tax eligible for credit against such holder’s US federal income tax liability or, at such holder’s election, eligible for deduction in computing such holder’s US federal taxable income. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividends taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividends, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances.

Dispositions

Subject to the PFIC rules discussed below, you will recognize capital gain or loss on any sale, exchange or other taxable disposition of an ordinary share equal to the difference between the amount realized (in US dollars) for the ordinary share and your adjusted tax basis (in US dollars) in the ordinary share. If you are a non-corporate US Holder, including an individual US Holder, that has held the ordinary share for more than one year, such capital gain may be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any gain or loss that you recognize on a disposition of our ordinary shares will generally be treated as US source income or loss for foreign tax credit limitation purposes. US Holders are urged to consult their tax advisors regarding the tax consequences if a non-US tax is imposed on a disposition of our ordinary shares, including the availability of the foreign tax credit (and the application of recently-released related US Treasury regulations and temporary relief potentially available under applicable IRS Notices until further IRS guidance) under their particular circumstances.

Passive Foreign Investment Company

Based on, among other things, the current and anticipated valuation of our assets and composition of our income and assets and market capitalization, we do not believe we will be a PFIC for US federal income tax purposes for our current taxable year or will become a PFIC in the foreseeable future. However, the application of the PFIC rules is subject to uncertainty in several respects. In addition, a separate determination must be made after the close of each taxable year as to whether we were a PFIC for that year. Accordingly, we cannot assure you that we will not be a PFIC for our current taxable year or any future taxable year.

A non-US corporation will be a PFIC for any taxable year if either:

•	at least 75.0% of its gross income for such year is passive income; or

•

at least 50.0% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income, or the asset test.

For this purpose, we will be treated as owning our proportionate share of the assets and earning and our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25.0% (by value) of the stock.

Because the value of our assets for purposes of the asset test will generally be determined in part by reference to the market price of our ordinary shares, fluctuations in the market price of the ordinary shares may cause us to become a PFIC. In addition, changes in the composition of our income or assets may cause us to become a PFIC. For this purpose, the composition of our income and assets will depend in part on how, and how quickly, we spend the cash raised in this offering. If we are a PFIC for any taxable year during which you hold ordinary shares, we will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold the ordinary shares, unless we cease to be a PFIC and you make a “deemed sale” election with respect to the ordinary shares. If such election is made, you will be deemed to have sold the ordinary shares you hold at their fair market value and any gain from such deemed sale would be subject to the rules described in the following two paragraphs. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, your ordinary shares with respect to which such election was made will not be treated as shares in a PFIC.

For each taxable year that we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any “excess distribution” you receive and any gain you recognize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125.0% of the average annual distributions you received during the shorter of the three preceding years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or recognized gain will be allocated ratably over your holding period for the ordinary shares;

•	the amount allocated to the current taxable year and any taxable years in your holding period prior to the first taxable year in which we were a PFIC will be treated as ordinary income; and

•

the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses for such years, and gains (but not losses) from a sale or other disposition of our ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets.

If we are treated as a PFIC with respect to you for any taxable year, to the extent any of our subsidiaries are also PFICs or we make direct or indirect equity investments in other entities that are PFICs, you will be deemed to own your proportionate share of equity in any in such lower-tier PFICs that are directly or indirectly owned by us, and you may be subject to the rules described in the preceding two paragraphs with respect to the shares of such lower-tier PFICs that you would be deemed to own. You should consult your tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

A US Holder of “marketable stock” (as defined below) of a PFIC may make a mark-to-market election for such stock to elect out of the PFIC rules described above regarding excess distributions and recognized gains. If you make a mark-to-market election for our ordinary shares, you will include in gross income for each year that we are a PFIC an amount equal to the excess, if any, of the fair market value of the ordinary shares you hold as of the close of your taxable year over your adjusted tax basis in such ordinary shares. You will be allowed a deduction for the excess, if any, of the adjusted tax basis of the ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your gross income under a mark-to-market election, as well as any gain from the actual sale or other disposition of the ordinary shares, will be treated as ordinary income. Ordinary loss treatment will apply to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss from the actual sale or other disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your tax basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, the tax rules that apply to distributions by corporations that are not PFICs would apply to any distributions that we make, except that the lower tax rate applicable to qualified dividend income (discussed above under “— Dividends and Other Distributions”) generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in greater than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable US Treasury regulations. Our ordinary shares are listed on the Nasdaq Global Market, which is a qualified exchange or other market for these purposes. Consequently, if the ordinary shares are regularly traded and you are a holder of the ordinary shares, we expect that the mark-to-market election would be available to you if we were to become a PFIC. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs that we own (unless shares of such lower-tier PFIC are themselves “marketable”), a US Holder may continue to be subject to the PFIC rules described above regarding excess distributions and recognized gains with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for US federal income tax purposes. You should consult your tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

Alternatively, a US person that owns stock of a PFIC generally may make a “qualified electing fund” election with respect to such corporation to elect out of the PFIC rules described above regarding excess distributions and recognized gains. A US person that makes a qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such US person’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if the PFIC provides such US person with certain information regarding its earnings and profits as required under applicable US Treasury regulations. We currently do not intend to prepare or provide the information that would enable you to make a qualified electing fund election.

Each US shareholder of a PFIC is required to file an annual report containing certain information as required by the applicable US Treasury regulations. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

You should consult your tax advisors regarding the application of the PFIC rules to your investment in our ordinary shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to ordinary shares and proceeds from the sale, exchange or other disposition of ordinary shares may be subject to information reporting to the IRS and possible US backup withholding. Backup withholding will not apply, however, to a US Holder that furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or that is otherwise exempt from backup withholding. US Holders that are exempt from backup withholding should still complete IRS Form W-9 to avoid possible erroneous backup withholding. You should consult your tax advisors regarding the application of the US information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your US federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

Additional Reporting Requirements

US individuals (and certain entities) that own “specified foreign financial assets” with an aggregate value in excess of certain threshold amounts are generally required to file an information report with respect to such assets with their tax returns. Our ordinary shares are expected to constitute specified foreign financial assets subject to these requirements unless the ordinary shares are held in an account at certain financial institutions. US Holders should consult their tax advisers regarding the application of this requirement to their ownership of our shares.

LEGAL MATTERS

We are being represented by Latham & Watkins LLP with respect to certain legal matters of United States federal securities and New York state law. Certain legal matters of United States federal securities and New York state law in connection with this offering will be passed upon for the underwriters by Allen Overy Shearman Stearling. The validity of the ordinary shares offered in this offering and legal matters as to Mauritius law will be passed upon for us by Appleby. Certain legal matters as to Indian law will be passed upon for the underwriters by Shardul Amarchand Mangaldas & Co. Latham & Watkins LLP, Appleby and Allen Overy Shearman Sterling may rely upon Shardul Amarchand Mangaldas & Co. with respect to matters governed by Indian law.

EXPERTS

The consolidated financial statements of MakeMyTrip Limited and its subsidiaries as of March 31, 2024 and 2025 and for each of the years in the three-year period ended March 31, 2025, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2025 have been incorporated by reference herein in reliance upon the reports of KPMG Assurance and Consulting Services LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The office of KPMG Assurance and Consulting Services LLP is located at Embassy Golf Links Business Park, Pebble Beach, B Block, 1st and 2nd Floor, Off Intermediate Ring Road, Bengaluru, 560 071 India.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to certain of the informational filing requirements of the Exchange Act. Accordingly, we are required to file with the SEC an annual report on Form 20-F containing financial statements audited by an independent accounting firm, as well as reports on Form 6-K. The SEC maintains a website at http://www.sec.gov that contains reports and other information that we file with or furnish electronically to the SEC. This prospectus supplement and the accompanying prospectus is part of a registration statement we filed with the SEC, using a shelf registration process under the Securities Act, relating to the securities to be offered. This prospectus supplement and the accompanying prospectus omit some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

Since we are a “foreign private issuer”, we are exempt from the rules and regulations under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of the holding company’s ordinary shares. In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. public companies whose securities are registered under the Exchange Act.

Our principal executive office is located at 19th Floor, Building No. 5, DLF Cyber City, Gurugram, India, 122002 and the telephone number for this office is (91-124) 439-5000. Our registered office is located at c/o IQ EQ Corporate Services (Mauritius) Limited, 33, Edith Cavell Street, Port Louis, Republic of Mauritius, 11324 and the telephone number for this office is (230) 212 9800. Investors should submit any inquiries to the address and telephone number of our principal executive office set forth above.

Our principal website address is www.makemytrip.com and our investor relations website is located at https://investors.makemytrip.com/. Information contained on our website, or the website of any of our subsidiaries or affiliates, is not a part of this prospectus. Our agent for service in the United States is MakeMyTrip Inc., located at 60 East 42nd Street, Suite 605, New York, New York 10165.

PROSPECTUS

MakeMyTrip Limited

ORDINARY SHARES

Each time we sell the securities, we may from time to time in one or more offerings offer and sell our ordinary shares.

Each time we sell the securities, we will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you invest in any of our securities.

These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any options to purchase additional securities granted to them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled “Plan of Distribution” beginning on page 22 of this prospectus.

Our ordinary shares are listed on the Nasdaq Global Market under the symbol “MMYT.” On June 13, 2025, the last reported sale price of our ordinary shares on the Nasdaq Global Market was $98.72 per share.

Our outstanding share capital consists of ordinary shares and Class B convertible ordinary shares, or Class B Shares. Generally, Class B Shares have the same rights and preferences as the ordinary shares except as specifically set forth in the Terms of Issue governing the Class B Shares, or the Terms of Issue. Except as otherwise required by law, the Terms of Issue or our Constitution, our ordinary shares and Class B Shares vote together as a single class on all matters on which our shareholders are entitled to vote. See “Description of Share Capital.”

Investing in these securities involves a high degree of risk. You should carefully consider the risks and uncertainties discussed under the heading “Risk Factors” included in the applicable prospectus supplement or under similar headings in other documents which are incorporated by reference in this prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 16, 2025.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using an automatic shelf registration statement, we may, at any time and from time to time, offer and sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or the prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should carefully read this document and the applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read at the SEC’s website or at the SEC as described under “Where You Can Find More Information About Us.”

We conduct our business principally through our Indian subsidiaries, MakeMyTrip (India) Private Limited, or MMT India, and redBus India Private Limited, or redBus India (formerly known as ibibo Group Private Limited). On February 1, 2023, we completed the transfer of our Goibibo business from ibibo Group Private Limited, or ibibo India, to MMT India pursuant to a scheme of arrangement between our wholly-owned Indian subsidiaries, MMT India and ibibo India. Our redBus business was retained by ibibo India and ibibo India was subsequently renamed redBus India. References to “MakeMyTrip”, “Goibibo” and “redBus” in this prospectus refer to our MakeMyTrip, Goibibo and redBus brands and platforms, respectively.

Our other key operating subsidiaries include:

•	Bitla Software Private Limited, or Bitla;

•	Book My Forex Private Limited, or Book My Forex;

•	ITC Bangkok Co., Ltd., Thailand, the main operating entity of the group of companies known as the ITC Group;

•	Luxury Tours & Travel Pte. Ltd., Singapore, or Luxury Tours;

•	MakeMyTrip Inc., or MMT USA;

•	MakeMyTrip Travel & Tourism L.L.C, or MMT UAE;

•	Quest 2 Travel.com India Private Limited, or Quest 2 Travel;

•	Savaari Car Rentals Private Limited, or Savaari;

•	Simplotel Technologies Private Limited, or Simplotel; and

•	TripMoney Fintech Solutions Private Limited, or TripMoney.

In this prospectus, unless otherwise stated or unless the context otherwise requires, references to “we”, “us”, “our”, “our company” or “our group” are to MakeMyTrip Limited and its subsidiaries collectively, and references to “our holding company” are to MakeMyTrip Limited on a standalone basis.

In this prospectus, references to “US”, “U.S.”, “the United States” or “USA” are to the United States of America, its territories and its possessions, references to “India” are to the Republic of India, references to “Colombia” are to the Republic of Colombia, references to “GCC” are to the Gulf Cooperation Council, references to “Indonesia” are to the Republic of Indonesia, references to “Malaysia” are to the Federation of Malaysia, references to “Mauritius” are to the Republic of Mauritius, references to “Peru” are to the Republic of Peru, references to “Vietnam” are to the Socialist Republic of Vietnam, references to “Cambodia” are to the Kingdom of Cambodia, references to “Singapore” are to the Republic of Singapore, references to “Thailand” are to the Kingdom of Thailand and references to “UAE” are to the United Arab Emirates. References to “$”, “dollars” or “US dollars” are to the legal currency of the United States, references to “Rs.,” “Rupees”, “INR” or “Indian Rupees” are to the legal currency of India, references to “€” are to the Euro and references to “Emirati Dirhams” are to the legal currency of the UAE.

In this prospectus, references to a particular “fiscal year” or “financial year” are to our fiscal year ended March 31 of that year. Our fiscal quarters end on June 30, September 30, December 31 and March 31. References to a year other than a “fiscal” year are to the calendar year ended December 31.

We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that relate to our current expectations and views of future events. These forward looking statements are made under the “safe harbor” provision under Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements included in this prospectus, any prospectus supplement and the documents incorporated by reference are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in “Risk Factors” included in documents we file from time to time with the SEC, including our annual report on Form 20-F for the fiscal year ended March 31, 2025 (incorporated by reference herein). In some cases, these forward-looking statements can be identified by words or phrases such as “aim”, “anticipate”, “believe”, “continue”, “estimate”, “expect”, “is/are likely to”, “intend”, “may”, “potential”, “plan”, “project”, “should”, “seek”, “will”, or other similar expressions.

These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, without limitation, the risk factors set forth under the heading “Risk Factors” included in the applicable prospectus supplement or under similar headings in other documents which are incorporated by reference in this prospectus. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus and the documents incorporated by reference relate only to events or information as of the date on which the statements are made in this prospectus or the date of the incorporated document, as applicable. Our actual results, performance, or achievement may differ materially from those expressed in, or implied by, these forward-looking statements. Accordingly, we can give no assurances that any of the events anticipated by these forward-looking statements will transpire or occur or, if any of the foregoing factors or other risks and uncertainties described elsewhere in this prospectus, the applicable prospectus supplement and the documents incorporated by reference were to occur, what impact they would have on these forward-looking statements, including our results of operations or financial condition. In view of these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements.

Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we have referred to in this prospectus and have filed as exhibits to this registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

The “Risk Factors” section of this prospectus directs you to a description of the principal contingencies and uncertainties to which we believe we are subject.

OUR COMPANY

We commenced operations in 2000 with a focus on the non-resident Indian market in the United States, primarily servicing demand for United States to India air tickets. We started our Indian business with the launch of our Indian MakeMyTrip website in September 2005. We primarily target Indian leisure and corporate travelers for our services and travel products who prefer to make their own travel arrangements through our online and offline sales channels. We are a leading travel service provider in India. Through our primary websites, www.makemytrip.com, www.goibibo.com and www.redbus.in, and our mobile applications, travelers can research, plan and book a wide range of travel services and products in India as well as overseas. Our services and products include air ticketing, hotels and packages, bus tickets, rail tickets, car hire, activities and experiences and ancillary travel requirements such as facilitating access to third-party travel and other insurance products, foreign currency exchange services and visa-related products and services.

As of March 31, 2025, approximately 87,000 properties in India, including alternative accommodation properties, were available to our customers for booking through our platform. In addition, customers could book over 1.2 million hotels and properties outside India, as well as tickets from Indian Railways and over 5,950 bus operators, including several major bus operators in India, Malaysia, Singapore, Indonesia, Cambodia, Vietnam, Peru and Colombia, through our platforms as of March 31, 2025.

We have built advanced and secure technology platforms, which integrate our sales, customer service and fulfillment operations. Our technology platforms are scalable and can be upgraded to handle increased traffic and complexity of products with limited additional investment such as high traffic generated by promotional rates offered simultaneously by multiple travel operators. In order to meet the requirements of the growing Indian middle-class travel market, we also utilize other technology-enhanced distribution channels, including call centers in India, as well as our travel agents’ network in India.

We have made selective acquisitions in the past to grow our business, enhance our hotel inventory in popular travel destinations for our user base and to gain access to technology. In January 2017, we acquired Goibibo, a hotel and travel package booking platform focused on the Indian consumer travel market and redBus, a leading online bus ticketing platform with a presence across India and in select countries overseas.

CORPORATE INFORMATION

MakeMyTrip Limited (Company No. 24478/5832) is a public company incorporated under the laws of Mauritius with limited liability on April 28, 2000, and we hold a Global Business License issued by the Financial Services Commission of Mauritius. Our registered office is located at c/o IQ EQ Corporate Services (Mauritius) Limited, 33, Edith Cavell Street, Port Louis, Republic of Mauritius, 11324 and the telephone number for this office is (230) 212 9800.

Our principal executive office is located at 19th Floor, Building No. 5, DLF Cyber City, Gurugram, India, 122002 and the telephone number for this office is (91-124) 439-5000.

Our principal website address is www.makemytrip.com. Our other websites include www.goibibo.com; and www.redbus.in. Information contained on our website, or the website of any of our subsidiaries or affiliates, is not a part of this prospectus. Our agent for service of process in the United States is MakeMyTrip Inc., located at 60 East 42nd Street, Suite 605, New York, NY 10165.

We are subject to certain of the informational filing requirements of the Exchange Act. Accordingly, we are required to file with the SEC an annual report on Form 20-F containing financial statements audited by an independent accounting firm, as well as reports on Form 6-K. The SEC maintains a website at http://www.sec.gov that contains reports and other information that we file with or furnish electronically to the SEC. Since we are a “foreign private issuer”, we are exempt from the rules and regulations under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of the holding company’s ordinary shares. In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. public companies whose securities are registered under the Exchange Act.

RISK FACTORS

Any investment in our securities involves a high degree of risk. You should carefully consider the risk factors discussed or incorporated by reference in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or incorporated by reference in this prospectus. You should also consider the risks and uncertainties discussed under the heading “Risk Factors” in our annual report on Form 20-F for the fiscal year ended March 31, 2025, which is incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s).

DESCRIPTION OF SHARE CAPITAL

Our holding company (Company No. 24478/5832) is a public company incorporated under the laws of Mauritius with limited liability and we hold a Global Business License issued by the Financial Services Commission in Mauritius. Our affairs are governed by our Constitution, the Terms of Issue, the Mauritius Companies Act, the Securities Act 2005 of Mauritius, or the Mauritius Securities Act, and other applicable laws of Mauritius and any rules or regulations made thereunder. The Terms of Issue are deemed to form part of our Constitution.

Our Constitution states that the objects of our holding company are to carry out any business or activity permitted under our holding company’s Global Business License, and to the extent permitted by law, our holding company may effect any business transaction and take any steps which it considers expedient to further the objects of our holding company.

We currently have two classes of shares outstanding, being ordinary shares and Class B Shares. Generally, Class B Shares have the same rights and preferences as the ordinary shares except as specifically set forth in the Terms of Issue.

As of March 31, 2025, our stated capital was $2,041,204,288.07 comprising 71,594,512 ordinary shares and 39,667,911 Class B Shares with a par value of $0.0005 each. All of our shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our shares to be issued in the offering will be issued as fully paid.

The following are summaries of certain provisions of our Constitution, the Terms of Issue, and the Mauritius Companies Act insofar as they relate to the material terms of our ordinary shares. The term “shareholders” as used in these summaries in relation to our holding company refers to persons whose names are entered into the share register of our holding company as the current holder of one or more shares of our holding company. These summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of our Constitution, the Terms of Issue, the Mauritius Companies Act and the Mauritius Securities Act.

Ordinary Shares

General

All of our ordinary shares are fully paid. Our shareholders who are non-residents of Mauritius may freely hold and vote on their ordinary shares.

Dividends

Under the Mauritius Companies Act and our Constitution, we may only pay dividends out of retained earnings, after having made good any accumulated losses at the beginning of the accounting period, and no distribution (which term includes dividend) may be made unless our board of directors is satisfied that, upon the distribution being made (1) our holding company is able to pay its debts as they become due in the normal course of business and (2) the value of our holding company’s assets is greater than the sum of (a) the value of its liabilities and (b) our holding company’s stated capital. Subject to the Mauritius Companies Act and our Constitution, the declaration and payment of any dividend has to be authorized by our board of directors, subject to the approval of our shareholders by way of ordinary resolution.

Our board of directors may from time to time pay to our shareholders such interim dividends as appear to the directors to be justified by our profits, and in particular (but without prejudice to the generality of the foregoing) if at any time the share capital of our holding company is divided into different classes, our board of directors may also pay any fixed dividend which is payable on any shares of our holding company half-yearly or on any other dates, whenever our profits, in the opinion of our board of directors, justifies such payment.

Our board of directors may retain any dividends or other monies payable on or in respect of a share upon which our holding company has a lien, and may apply the same in or towards satisfaction of the debts, liabilities or engagements in respect of which the lien exists.

No dividend shall carry interest against us.

Any dividend or other moneys payable in cash on or in respect of a share may be paid by cheque or warrant sent through the post addressed to the registered address of the shareholder entitled, or in the case of joint holders, to the registered address of the person whose name stands first in our register of members in respect of the joint holding, or to such person at such address as such shareholder may in writing direct or may be sent by remittance or telegraphic transfer to the bank account of the holder as may be notified in writing to us. Every cheque or warrant or remittance or telegraphic transfer so sent shall be made payable to the order of the person to whom it is sent or, in the case of joint holders, to the order of the holder whose name stands first on our register of members in respect of such shares, and shall be sent at his or their risk and the payment of any such cheque or warrant by the bank on which it is drawn shall operate as a good discharge to us in respect of the dividend or moneys represented thereby.

Any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited by our board of directors and if so, shall revert to us.

Voting Rights

Subject to any rights or restrictions as to voting for the time being attached to any class of shares and our Constitution, each holder of our ordinary shares who is present in person or by proxy at a meeting of shareholders shall have one vote on a show of hands and on a poll, each holder of our ordinary shares who is present in person or by proxy shall have one vote for every ordinary share which he holds or represents. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by: (1) the chairman of such meeting, (2) not less than five shareholders having the right to vote at the meeting, (3) a shareholder or shareholders representing not less than 10.0% of the total voting rights of all shareholders having the right to vote at the meeting, or (4) by a shareholder or shareholders holding shares that confer a right to vote at the meeting and on which the aggregate amount paid up is not less than 10.0% of the total amount paid up on all shares that confer that right.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of votes of those shareholders entitled to vote and voting on the matter which is the subject matter of the resolution, while a special resolution is a resolution approved by a majority of 75.0% or, if a higher majority is required by the Constitution, that higher majority, of the votes of those shareholders entitled to vote and voting on the question. A special resolution will be required for matters such as amending our Constitution.

Transfer of Ordinary Shares

Subject to the restrictions contained in our Constitution, as applicable, any of our shareholders may transfer all or any of his or her or their ordinary shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange (as defined in our Constitution) or in any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share (not being a fully paid up share) to a person of whom it does not approve, or any transfer of any share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, or any transfer of shares upon which our holding company has a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•

a fee of such maximum sum as the Designated Stock Exchange may determine to be payable or such lesser sum as our board of directors may from time to time require is paid to our holding company in respect thereof;

•

the instrument of transfer is lodged at the registered office of our holding company for the time being or at such other place (if any) as our board of directors may appoint, accompanied by the relevant share certificate(s) and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of the person so to do); and

•	the instrument of transfer is in respect of only one class of shares.

If our board of directors refuses to register a transfer of any ordinary shares, they shall within 28 days after the date on which the transfer was lodged with our holding company send to the transferor and the transferee notice of the refusal as required by the Mauritius Companies Act and the reasons for the refusal will be given in the notice.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Redemption of Shares

Subject to the provisions of the Mauritius Companies Act and other applicable law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner, including out of capital, as may be determined by our board of directors or by ordinary resolution of the shareholders of our holding company.

Variations of Rights of Shares

If at any time our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may, subject to the provisions of the Mauritius Companies Act, be varied with the sanction of a special resolution passed at a meeting of the holders of the shares of that class. Consequently, the rights of any class of shares cannot be detrimentally altered without a majority of 75.0% of the vote of all of the shares in that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Meetings of Shareholders

An annual shareholders’ meeting shall be convened by our board of directors not more than once in each year and not later than six months after our balance sheet date. Special meetings of shareholders may be convened by our board of directors or on the written request of shareholders holding shares carrying together not less than 5.0% of the voting rights entitled to be exercised on the issue. Pursuant to the Mauritius Companies Act, advance notice of at least 21 days is required for the convening of our annual shareholders’ meeting and any special meeting of our shareholders. A quorum for a shareholders meeting shall be present where the shareholders or their proxies are present or have cast postal votes, who are between them able to exercise not less than 33.3% of the votes to be cast on the business to be transacted by the meeting.

A shareholder may exercise the right to vote either by being present in person, by proxy or postal vote. A proxy for a shareholder may attend and be heard at a meeting of shareholders as if the proxy were the shareholder. A proxy shall be appointed by notice in writing signed by the shareholder, and the notice shall state whether the appointment is for a particular meeting or a specified term.

Inspection of Books and Records

Under the Mauritius Companies Act, we are required to keep available our certificate of incorporation, our Constitution, our share register, the full names and residential addresses of our directors, the registered office and address for service of our holding company, copies of the instruments creating or evidencing charges which are required to be registered under section 127 of the Mauritius Companies Act, minutes of all meetings and resolutions of shareholders, copies of written communications to all shareholders or to all holders of a class of shares during the preceding seven years (including financial statements, and group financial statements), certificates given by directors under the Mauritius Companies Act and the interests register (if any) of our holding company for inspection by any shareholder of our holding company or by a person authorized in writing by a shareholder for the purpose, between the hours of 9.00 a.m. and 5.00 p.m. on each working day during the inspection period at the place at which our records are kept in Mauritius. A shareholder who wishes to inspect such records must serve written notice on us of his or her or their intention to inspect the records.

The term “inspection period” is defined in the Mauritius Companies Act to mean the period commencing on the third working day after the day on which notice of intention to inspect is served on us by the person or shareholder concerned and ending with the eighth working day after the day of service.

Changes in Capital

We may from time to time by ordinary resolution:

•	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•	sub-divide our existing shares, or any of them, into shares of a smaller amount; or

•

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the shares so cancelled in accordance with the Mauritius Companies Act.

We may by special resolution reduce our share capital or any capital redemption reserve in any manner permitted by law.

Purchase by Our Company of its Own Shares

Our holding company may, subject to and in accordance with the Mauritius Companies Act, purchase or otherwise acquire its own shares, on such terms and in such manner as our board of directors may from time to time think fit. Any share that is so purchased or acquired by our holding company shall, unless held as treasury shares in accordance with the Mauritius Companies Act, be deemed to be cancelled immediately on purchase or acquisition. On such cancellation of a share, the rights and privileges attached to that share shall expire, and the number of issued shares of our holding company shall be diminished by the number of such shares so cancelled, and where any such cancelled shares was purchased or acquired out of the capital of our holding company, the amount of the share capital of our holding company shall be reduced accordingly. In any other instance, our holding company may hold or deal with any such share which is so purchased or acquired by it in such manner as may be permitted by or in accordance with the Mauritius Companies Act.

Directors’ Borrowing Powers

Our Constitution provides that our board of directors may exercise all the powers of our holding company to borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of our holding company and, subject to the Mauritius Companies Act, to issue debentures, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of our holding company or of any third-party.

Interested Directors

The Mauritius Companies Act and our Constitution provide that a director of our holding company shall, forthwith after becoming aware of the fact that he is interested in a transaction or a proposed transaction with our holding company, cause to be entered in the interests register of our holding company and disclose to our board of directors the nature and monetary value of that interest, or where the monetary value of the director’s interest cannot be quantified, the nature and extent of that interest. A general notice entered in the interests register or disclosed to our board of directors to the effect that a director is a shareholder, director, officer or trustee of another named company or other person and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that company or person, is a sufficient disclosure of interest in relation to that transaction. To the extent that our holding company is a reporting issuer (as defined in section 86 of the Mauritius Securities Act) the relevant disclosure requirements under the Mauritius Securities Act may also be applicable. We have obtained an exemption from the Mauritius Financial Services Commission from the disclosure requirements applicable to reporting issuers under the Mauritius Securities Act.

Under our Constitution, a director of our holding company may not vote in respect of any contract or arrangement or any proposed contract or arrangement in which he has any interest, directly or indirectly.

Section 149 of the Mauritius Companies Act provides that a transaction entered into by a company in which a director of the company is interested may be avoided by the company at any time before the expiration of six months after the transaction is disclosed to all the shareholders (whether by means of the company’s Annual Report or otherwise). However, a transaction shall not be avoided where the company receives fair value under it, and where a transaction is entered into by the company in the ordinary course of its business and on usual terms and conditions, the company shall be presumed to have received a fair value under the transaction. Under the Mauritius Companies Act, the avoidance of a transaction under Section 149 of the Mauritius Companies Act will not affect the title or interest of a person in or to property which that person has acquired where the property was acquired (a) from a person other than the company, (b) for valuable consideration, and (c) without knowledge of the circumstances of the transaction under which the person referred to in paragraph (a) acquired the property from the company.

Remuneration of Directors

Our Constitution provides that directors shall receive such remuneration as our board of directors may from time to time determine. An executive director appointed to an office of the Company shall receive such remuneration and such other benefits and allowances as the Compensation Committee may from time to time determine, and either in addition to or in lieu of his remuneration as a Director.

Notification of Shareholdings by Directors and Substantial Shareholders

Our Constitution provides that (a) each of our directors shall, upon his appointment to our board of directors, give an undertaking to our holding company that, for so long as he remains a director of our holding company, he shall forthwith notify our company secretary of the particulars of our shares beneficially owned by him at the time of his appointment and of any change in such particulars (including the circumstances of any such change), and (b) each member of our holding company shall, upon becoming a substantial shareholder of our holding company, give an undertaking to our holding company that, for so long as he remains as a substantial shareholder of our holding company, he shall notify our company secretary of the particulars of our shares in which he has an interest at the time of his becoming a substantial shareholder or of any change in such particulars (including the circumstances of any such change) within 48 hours of such time or change (as the case may be), provided that he shall only be required to give notice of a change in the percentage level of his interests in the shares where there is a change of 1.0% or more in the percentage level of his shareholding interest in the relevant class of shares in our holding company. For this purpose, a “substantial shareholder” means a person who holds by himself or his nominee a share or an interest in a share in the capital of our holding company, which entitles him to exercise not less than 5.0% of the aggregate voting power exercisable at a meeting of our shareholders.

Disclosure Requirements of Reporting Issuers

We are subject to reporting and other information and disclosure requirements of the Mauritius Securities Act and any rules or regulations made thereunder. However, we have obtained an exemption from the Mauritius Financial Services Commission from the disclosure requirements applicable to reporting issuers under the Mauritius Securities Act.

Differences in Corporate Law

We are incorporated under the laws of Mauritius. Set forth below is a summary of the significant differences between the provisions of the Mauritius laws applicable to us and the laws applicable to typical corporations incorporated in the state of Delaware and their shareholders. This discussion does not purport to be a complete or comprehensive statement of the rights of holders of our ordinary shares under applicable law in Mauritius and our Constitution or the rights of holders of the ordinary shares of a typical corporation under applicable Delaware law and a typical certificate of incorporation and bylaws.

Pursuant to the Mauritius Companies Act, subject to certain exceptions prescribed in the Mauritius Companies Act, a Mauritius company shall not enter into the following transactions unless the transaction is approved by special resolution or contingent on approval by special resolution of the shareholders of the company:

(a)	the acquisition of, or an agreement to acquire, whether contingent or not, assets the value of which is more than 75.0% of the value of the company’s assets before the acquisition;

(b)

the disposition of, or an agreement to dispose of, whether contingent or not, assets of the company the value of which is more than 75.0% of the value of the company’s assets before the disposition; or

(c)

a transaction that has or is likely to have the effect of the company acquiring rights or interests or incurring obligations or liabilities the value of which is more than 75.0% of the value of the company’s assets before the transaction (provided that this will not apply by reason only of the company giving, or entering into an agreement to give, a charge secured over assets of the company, the value of which is more than 75.0% of the value of the company’s assets for the purpose of securing the repayment of money or the performance of an obligation).

Under the Mauritius Companies Act, a special resolution is a resolution that is approved by a majority of 75.0% or, if a higher majority is required by the constitution of a Mauritius company, that higher majority, of the votes of those shareholders entitled to vote and voting on the resolution.

Where a transaction involves the acquisition or disposition or the acquiring of rights, interests or incurring obligations of, in any case, more than half the value of the Mauritius company’s assets, subject to certain exceptions prescribed in the Mauritius Companies Act, the transaction has to be approved by ordinary resolution or contingent on approval by ordinary resolution, and a Mauritius company shall not enter into the following transactions unless the transaction is approved by ordinary resolution or contingent on approval by ordinary resolution of the shareholders of the company:

1.	the acquisition of, or an agreement to acquire, whether contingent or not, assets the value of which is more than 50.0% of the value of the company’s assets before the acquisition;

2.

the disposition of, or an agreement to dispose of, whether contingent or not, assets of the company the value of which is more than 50.0% of the value of the company’s assets before the disposition; or

3.

a transaction that has or is likely to have the effect of the company acquiring rights or interests or incurring obligations or liabilities the value of which is more than 50.0% of the value of the company’s assets before the transaction (provided that this will not apply by reason only of the company giving, or entering into an agreement to give, a charge secured over assets of the company, the value of which is more than 50.0% of the value of the company’s assets for the purpose of securing the repayment of money or the performance of an obligation).

Under the Mauritius Companies Act, an ordinary resolution is a resolution that is approved by a simple majority of the votes of those shareholders entitled to vote and voting on the matter which is the subject of the resolution.

Mergers and Similar Arrangements

Generally, under the Delaware General Corporation Law, completion of a merger, consolidation, dissolution, or the sale, lease, or exchange of substantially all of a corporation’s assets requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.

The Delaware General Corporation Law also requires a special vote of shareholders in connection with a business combination with an “interested shareholder” as defined in section 203 of the Delaware General Corporation Law.

A merger of two or more constituent companies under Mauritius law requires an amalgamation proposal to be approved by the directors of each constituent company and by special resolution of the shareholders of each constituent company.

A merger between a Mauritius parent company and its Mauritius subsidiary or subsidiaries does not require approval by a resolution of shareholders. For this purpose, a “subsidiary” has the meaning assigned to it by the Mauritius Companies Act.

Save in certain circumstances, a dissenting shareholder of a Mauritius constituent company is entitled to payment of the fair and reasonable price for his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will normally preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies where the Supreme Court of Mauritius, on the application of the company or, with leave of the court, any shareholder or creditor of the company, may order that an arrangement or amalgamation or compromise shall be binding on the company and on such other persons or classes of persons as the court may specify and any such order may be made on such terms and conditions as the court thinks fit.

Shareholders’ Suits

Under Delaware law, a shareholder may bring a derivative action on a company’s behalf to enforce the rights of a company. An individual also may commence a class action lawsuit on behalf of himself or herself and other similarly situated shareholders if the requirements for maintaining a class action lawsuit under Delaware law are met. An individual may institute and maintain a class action lawsuit only if such person was a shareholder at the time of the transaction that is the subject of the lawsuit or his or her shares thereafter devolved upon him or her by operation of law. In addition, the plaintiff must generally be a shareholder through the duration of the lawsuit.

Delaware law requires that a derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the lawsuit may be prosecuted, unless such demand would be futile.

In principle, we will normally be the proper plaintiff, but under the Mauritius Companies Act, the Mauritius courts may grant leave to a shareholder (including a minority shareholder) to bring a derivative action.

Indemnification of Directors and Executive Officers and Limitation of Liability

Under the Mauritius Companies Act, a company may indemnify a director or employee of the company or a related company for any costs incurred by him or the company in respect of any proceedings (a) that relates to liability for any act or omission in his capacity as a director or employee and (b) in which judgment is given in his favor, in which he is acquitted, which is discontinued, in which he is granted relief under section 350 of the Mauritius Companies Act or where proceedings are threatened and such threatened action is abandoned or not pursued.

The Mauritius Companies Act further provides that a company may indemnify a director or employee of the company or a related company in respect of (a) liability to any person, other than the company or a related company, for any act or omission in his capacity as a director or employee or (b) costs incurred by that director or employee in defending or settling any claim or proceedings relating to any such liability, save in respect of any criminal liability or liability in respect of a breach (in the case of a director) of the duty to exercise his powers honestly in good faith in the best interests of the company. Our Constitution provides for indemnification, to the extent permitted by Mauritius law, of our directors and officers for costs, charges, losses, expenses and liabilities incurred or sustained by them in the execution and discharge of their duties in their respective offices or in relation thereto, except in respect of their own fraud or dishonesty.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Mauritius law, a director of a Mauritius company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes duties to the company that include a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third-party. Under the Mauritius Companies Act, our directors have a duty to our company to exercise their powers honestly, in good faith and in the best interests of our company. Our directors also have a duty to our company to exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Where a director of a public company also holds office as an executive, the director is required under Mauritius law to exercise that degree of care, diligence and skill which a reasonably prudent and competent executive in that position would exercise. In fulfilling their duty of care to our company, our directors must ensure compliance with the Mauritius Companies Act and our Constitution, as amended from time to time.

Neither Mauritius law nor our Constitution requires the majority of our directors to be independent.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Mauritius law provides that, save for the annual meeting of a company, shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held or by resolution in writing signed by shareholders holding not less than 75.0% of the votes entitled to be cast on that resolution, or such percentage above 75.0% as is required under the constitution.

Shareholder Meetings

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Mauritius law and our Constitution allow our shareholders to requisition a shareholders’ meeting. We are obliged by law to call a shareholders’ annual meeting once every year.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Mauritius law, our Constitution does not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Constitution, directors may be removed by ordinary resolution of our shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

There is no such statutory provision under Mauritius law restricting transactions between a company and its significant shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by all shareholders entitled to vote thereon. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Mauritius law, a company may be wound up by either an order of the courts of Mauritius or by a special resolution of its members or, if the company is unable to pay its debts, by a special resolution of its members with leave of the court. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Insolvency Act 2009 of Mauritius, our holding company may be dissolved, liquidated or wound up by special resolution of our shareholders.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Mauritius law and our Constitution, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. If a class vote on the amendment is required by the Delaware General Corporation Law a majority of the outstanding stock of such class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the Delaware General Corporation Law. Under the Delaware General Corporation Law, the board of directors may amend bylaws if so authorized in the charter. The shareholders of a Delaware corporation also have the power to amend bylaws.

As permitted by Mauritius law, our Constitution may only be amended by special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Constitution on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares.

Issuance of Preferred Shares

Our Constitution allows for our holding company to issue preferred shares. Our Constitution provides that the directors of our holding company may offer, issue, grant options over or otherwise dispose of shares of our holding company to such persons, at such times and for such consideration and upon such terms and conditions as the board of directors of our holding company may in its absolute discretion determine (save that no shares shall be issued below the par value of the share) and that any share in our holding company may be issued with or have attached thereto such rights or restrictions whether in regard to dividend, voting, return of capital or otherwise as our holding company may determine or, if there has not been any such determination or so far as the same does not make specific provision, as the board of directors of our holding company may determine.

Compulsory Acquisition

The Financial Services Commission in Mauritius has issued the Securities (Takeover) Rules 2010, or the Rules, under the Financial Services Act 2007 of Mauritius and the Mauritius Securities Act which may apply to takeover offers where the offeree is a reporting issuer in Mauritius and to a corporation holding a global business license which is listed on a relevant securities exchange. The Rules include provisions, inter alia, for the making of a mandatory offer and compulsory acquisition of shares. The Rules came into operation on May 1, 2011.

Anti-Takeover Provisions

Under the Delaware General Corporation Law, the certificate of incorporation of a corporation may give the board the right to issue new classes of preferred stock with voting, conversion, dividend distribution, and other rights to be determined by the board at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares. In addition, Delaware law does not prohibit a corporation from adopting a stockholder rights plan, or “poison pill,” which could prevent a takeover attempt and preclude shareholders from realizing a potential premium over the market value of their shares.

Mauritius law does not prevent Mauritius companies from adopting a wide range of defensive measures, such as staggered boards, issue of preferred shares, adoption of poison pill shareholder rights plans and provisions that restrict the rights of shareholders to call meetings. Our Constitution includes the following provisions which may be regarded as defensive measures: (i) a staggered board of directors, (ii) the ability to issue preferred shares, (iii) granting directors the absolute discretion to decline to register a transfer of any shares (other than fully paid share), and (iv) requiring that amendments to the Constitution be approved by a special resolution of the shareholders of our holding company.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of Mauritius. Further, we conduct substantially all of our operations in India through our key operating subsidiaries in India. The majority of our directors and officers reside outside the United States, and a majority of our assets and some or all of the assets of such persons are located outside the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon us or those persons, or to recover against us or them on judgments of United States courts, including judgments predicated upon the civil liability provisions of the United States federal securities laws.

Appleby, our counsel as to Mauritius law, and S&R Associates, our advisers as to Indian law, have advised us that:

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An award of punitive damages under a United States court judgment based upon United States federal securities laws is likely to be construed by Mauritian and Indian courts to be penal in nature and therefore unenforceable in both Mauritius and India.

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No claim may be brought in Mauritius or India against us or our directors and officers in the first instance for violation of United States federal securities laws because these laws have no extraterritorial application under Mauritian or Indian law and do not have force of law in Mauritius or India. However, a Mauritian or Indian court may impose civil liability, including the possibility of monetary damages, on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Mauritian or Indian law.

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It is unlikely that a court in Mauritius or India would award damages on the same basis as a foreign court if an action were brought in Mauritius or India or that a Mauritian or Indian court would enforce foreign judgments if it viewed the amount of damages as excessive or inconsistent with Mauritius or Indian practice or public policy.

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The courts of Mauritius or India would not automatically enforce judgments of United States courts obtained in actions against us or our directors and officers predicated upon the civil liability provisions of the United States federal securities laws, or entertain actions brought in Mauritius or India against us or such persons predicated solely upon United States federal securities laws.

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There is no treaty in effect between the United States and Mauritius providing for the enforcement of judgments of United States courts in civil and commercial matters and the United States has not been declared by the Government of India to be a reciprocating territory for the purposes of enforcement of foreign judgments, and there are grounds upon which Mauritian or Indian courts may decline to enforce the judgments of United States courts.

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A judgment of courts in the United States may be enforced in India only by a fresh suit upon the foreign judgment and not by proceedings in execution. In addition, such fresh suit must be instituted within three years of the foreign judgment.

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A final and conclusive judgment for a definite sum (not being a sum payable in respect of taxes or other charges of a like nature, in respect of a fine or other penalty, or in respect of multiple damages) rendered in any action or proceedings brought against our holding company on the basis of documents entered into, in a foreign court may be recognised as a valid judgment by the courts of Mauritius without re-examination of the merits of the case. On general principles, it would be expected for such proceedings to be successful provided that:

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the foreign judgment is still valid, final and capable of execution in the jurisdiction in which it was delivered, notwithstanding that an appeal may be pending against it or that it may still be subject to an appeal in such country;

•	the foreign judgment is not contrary to any principle affecting public policy in Mauritius;

•	the foreign court which delivered the said judgment had jurisdiction to hear the claim;

•	the Mauritian conflict of laws rules were respected;

•	there has not been any fraude à la loi, i.e., any malice, bad faith or fraud on and in the choice of law and jurisdiction clauses;

•	the Company had been regularly summoned to attend the proceedings before the foreign court; and

•	the foreign judgment is duly registered with the relevant authority in Mauritius, in circumstances in which its registration is not liable, thereafter, to be set aside.

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Some remedies available under the laws of United States jurisdictions, including remedies available under the United States federal securities laws, may not be allowed in Mauritian or Indian courts if contrary to public policy in Mauritius or India. Because judgments of United States courts are not automatically enforceable in Mauritius or India, it may be difficult for you to recover against us or our directors and officers based upon such judgments.

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In India, prior approval of the Reserve Bank of India is required in order to repatriate any amount recovered pursuant to such judgments. Such amount may also be subject to income tax in accordance with applicable Indian law.

We have appointed MakeMyTrip Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement(s) relating to the offering of those securities.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (1) to or through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents, or (4) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information, if applicable:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any offering price to the public;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale through underwriters or dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The prospectus supplement will include the names of the principal underwriters the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and us.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct sales and sales through agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent by us. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed delivery contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market making, stabilization and other transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative transactions and hedging

We, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Electronic auctions

We may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of our ordinary shares will be passed upon by Appleby, our Mauritian counsel. Certain legal matters relating to US federal securities law in connection with any offering pursuant to this prospectus will be passed upon for us by Latham & Watkins LLP, our US counsel.

EXPERTS

The consolidated financial statements of MakeMyTrip Limited and its subsidiaries as of March 31, 2024 and 2025 and for each of the years in the three-year period ended March 31, 2025, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2025 have been incorporated by reference herein in reliance upon the reports of KPMG Assurance and Consulting Services LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The office of KPMG Assurance and Consulting Services LLP is located at Embassy Golf Links Business Park, Pebble Beach, B Block, 1st and 2nd Floor, Off Intermediate Ring Road, Bengaluru, 560 071, India.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to certain of the informational filing requirements of the Exchange Act. Accordingly, we are required to file with the SEC an annual report on Form 20-F containing financial statements audited by an independent accounting firm, as well as reports on Form 6-K. The SEC maintains a website at http://www.sec.gov that contains reports and other information that we file with or furnish electronically to the SEC. Since we are a “foreign private issuer”, we are exempt from the rules and regulations under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of the holding company’s ordinary shares. In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. public companies whose securities are registered under the Exchange Act.

Our principal website address is www.makemytrip.com and our investor relations website is located at https://investors.makemytrip.com/. Information contained on our website, or the website of any of our subsidiaries or affiliates, is not a part of this prospectus. Our agent for service in the United States is MakeMyTrip Inc., 60 East 42nd Street, Suite 605, New York, NY 10165.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference in this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended March 31, 2025, filed with the SEC on June 16, 2025;

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the description of our ordinary shares contained in our registration statement on Form 8-A (File No. 001-34837) filed with the Securities and Exchange Commission on July 30, 2010, including any amendments and reports subsequently filed for the purpose of updating that description;

•	any future annual reports on Form 20-F that we file with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

•	any future current reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

MakeMyTrip Limited

19th Floor, Building No. 5

DLF Cyber City

Gurugram, India, 122002

(91-124) 439-5000

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.